CNL Strategic Capital, LLC S-1

Exhibit 10.9

 Execution Version

NOTE PURCHASE AGREEMENT

dated as of February 7, 2018,

among

POLYFORM PRODUCTS COMPANY, INC.,

and each other Person who from time to time joins this Agreement as a borrower,

as Companies,

THE PURCHASERS PARTY HERETO,
as Purchasers,

and

POLYFORM STRATEGIC CAPITAL DEBTCO, LLC,

as Agent and as Collateral Agent

$15,700,000 Aggregate Principal Amount

Senior Secured Notes

TABLE OF CONTENTS

Section 1	Definitions; Interpretation		2
	1.1	Definitions	2
	1.2	Interpretation	20
	1.3	Company Representative	20
	1.4	Joint and Several Liability	21

Section 2	Notes		22
	2.1	Senior Secured Notes	22
	2.2	Reserved	24
	2.3	Prepayment	24
	2.4	Payment	26

Section 3	Yield Protection		28
	3.1	Taxes	28
	3.2	Increased Cost	30
	3.3	[Reserved]	31
	3.4	[Reserved]	31
	3.5	[Reserved]	31
	3.6	[Reserved]	31
	3.7	Mitigation of Circumstances; Replacement of Purchasers	31
	3.8	Conclusiveness of Statements; Survival	32

Section 4	Conditions to Closing by Purchasers		32
	4.1	Conditions	32

Section 5	Representations and Warranties		34
	5.1	Organization	34
	5.2	Authorization; No Conflict	35
	5.3	Validity; Binding Nature	35
	5.4	Financial Condition	35
	5.5	No Material Adverse Effect	35
	5.6	Litigation	36
	5.7	Ownership of Properties: Liens	36
	5.8	Capitalization	36
	5.9	Pension Plans	36
	5.10	Investment Company Act	37
	5.11	No Default	37
	5.12	Margin Stock	37
	5.13	Taxes	37
	5.14	Solvency	37
	5.15	Environmental Matters	38
	5.16	Insurance	38
	5.17	Information	38
	5.18	Intellectual Property	39
	5.19	Restrictive Provisions	39

i

	5.20	Labor Matters	39
	5.21	Related Agreements	39
	5.22	[Reserved]	40
	5.23	Compliance with Laws	40

Section 6	Affirmative Covenants		40
	6.1	Information	40
	6.2	Books; Records; Inspections	43
	6.3	Maintenance of Property; Insurance	44
	6.4	Compliance with Laws; Payment of Taxes and Liabilities	45
	6.5	Maintenance of Existence	45
	6.6	Employee Benefit Plans	45
	6.7	Environmental Matters	45
	6.8	Further Assurances	46
	6.9	[Reserved]	47
	6.10	Post-Closing Obligations	47

Section 7	Negative Covenants		47
	7.1	Debt	47
	7.2	Liens	49
	7.3	[Reserved]	51
	7.4	Restricted Payments	51
	7.5	Mergers; Consolidations; Asset Sales	53
	7.6	Modification of Organizational Documents	55
	7.7	Use of Proceeds	55
	7.8	Transactions with Affiliates	55
	7.9	Inconsistent Agreements	55
	7.10	Business Activities	56
	7.11	Investments	56
	7.12	Restriction of Amendments to Certain Documents	58
	7.13	Fiscal Year	58
	7.14	Financial Covenants	58
	7.15	Bank Accounts; Account Control Agreements	59
	7.16	Subsidiaries	59

Section 8	Events of Default; Remedies		60
	8.1	Events of Default	60
	8.2	Remedies	63
	8.3	Cure Right	63

Section 9	Agent		64
	9.1	Appointment; Authorization	64
	9.2	Credit Decision	65
	9.3	Delegation of Duties	65
	9.4	Limited Liability	67
	9.5	Reliance	67
	9.6	Notice of Default	67

	9.7	Indemnification	68
	9.8	Agent Individually	68
	9.9	Successor Agent	69
	9.10	[Reserved]	69
	9.11	Subordinated Debt	69
	9.12	[Reserved]	69

Section 10	Miscellaneous		69
	10.1	Waiver; Amendments	70
	10.2	Notices	70
	10.3	Computations	71
	10.4	[Reserved]	71
	10.5	[Reserved]	71
	10.6	Marshaling; Payments Set Aside	71
	10.7	Nonliability of Purchasers	72
	10.8	Assignments; Participations	72
	10.9	Confidentiality	74
	10.10	Captions	75
	10.11	Nature of Remedies	75
	10.12	Counterparts	75
	10.13	Severability	76
	10.14	Entire Agreement	76
	10.15	Successors; Assigns	76
	10.16	Governing Law	76
	10.17	Forum Selection; Consent to Jurisdiction	76
	10.18	Waiver of Jury Trial	77
	10.19	Patriot Act	78
	10.20	Representations and Warranties of Purchasers: Purchase for Investment	78

Section 11	Indemnification		79
	11.1	Indemnification	79
	11.2	Indemnification Procedures	81
	11.3	Contribution	82
	11.4	Reimbursement of Deal-Related Costs and Expenses	82
	11.5	Costs of Collection	83

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of February 7, 2018, is by and among Polyform Products Company, Inc., a Delaware corporation (“Polyform”; Polyform, together with each other Person who, with the consent of Agent and Company Representative (as defined below), joins in the execution of this Agreement and agrees to be bound as a Company hereby pursuant to a joinder in form and substance reasonably acceptable to Agent, are referred to herein individually as a “Company” and collectively as the “Companies”), the Company Representative, the Persons party hereto identified as Purchasers as of the date hereof, and any new or replacement Purchasers becoming parties hereto from time to time (“Purchasers”), and Polyform Strategic Capital Debtco, LLC, a Delaware limited liability company (“Polyform Debtco”), as agent for all Purchasers (in such capacity, together with its successors and assigns in such capacity, “Agent”) and as collateral agent under the Collateral Agency Agreement (as defined below; in such capacity, together with its successors and assigns, “Collateral Agent”).

WHEREAS, CNL Strategic Capital, LLC, a Delaware limited liability company (“CNL”), is acquiring Polyform pursuant to a reverse subsidiary merger of PFHI Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of CNL, with and into Polyform Holdings, Inc., a Delaware corporation (“Holdings”), in accordance with the terms of that certain Agreement and Plan of Merger dated October 20, 2017, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of February 7, 2018 (as so amended, the “Merger Agreement”) by and among Holdings, Merger Sub and CNL (the merger and the other transactions expressly contemplated by the Merger Agreement, in their integrated entirety, the “Merger”);

WHEREAS, the Companies desire that Purchasers extend certain term loan facilities to the Companies to provide funds necessary to (i) refinance and repay the outstanding principal indebtedness and other Obligations owing under that certain Note Purchase Agreement dated December 19, 2013 by and among, inter alia, the Companies and Levine Leichtman Capital Partners SBIC Fund, L.P. (the “Prior Debt”), (ii) to fund a portion of the Merger Consideration (as defined in the Merger Agreement), (iii) to fund the consummation of certain equity redemptions and (iv) pay a portion of the fees and expenses related to the Merger and the other transactions contemplated hereunder;

WHEREAS, each Company desires to secure all of the Obligations by granting to Collateral Agent, for the benefit of Collateral Agent and the Secured Parties, a first priority perfected Lien upon substantially all of such Company’s personal property and real property, subject only to Permitted Liens; and

WHEREAS, Polyform Holdings, Inc., a Delaware corporation (“Holdings”), and, subject to the terms hereof, each Subsidiary of Holdings is willing to guaranty all of the Obligations, and to grant to Collateral Agent, for the benefit of Collateral Agent and the Secured Parties, a perfected Lien upon substantially all of its respective personal property and real property, including without limitation all of the issued and outstanding capital stock and other equity interests of Polyform owned by such Person, subject only to Permitted Liens.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1	Definitions; Interpretation.

1.1       Definitions.

When used herein the following terms shall have the following meanings:

“Account” has the meaning set forth in the Guarantee and Collateral Agreement.

“Account Debtor” means any Person who is obligated to any Company or any Subsidiary with respect to any Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Adjusted EBITDA” means, for any period, the sum of EBITDA for such period plus, to the extent a Permitted Acquisition has been consummated during such period, Pro Forma EBITDA attributable to such Permitted Acquisition (but only that portion of Pro Forma EBITDA attributable to the portion of such period that occurred prior to the date of consummation of such Permitted Acquisition).

“Adjusted Working Capital” means the remainder of (a) the consolidated current assets of the Companies and their respective Subsidiaries minus the amount of cash and cash equivalents included in such consolidated current assets, minus (b) the consolidated current liabilities of the Companies and their respective Subsidiaries minus the amount of consolidated short-term Debt (including current maturities of long-term Debt) of the Companies and their respective Subsidiaries included in such consolidated current liabilities.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any executive officer or director of such Person and (c) with respect to any Purchaser, any entity administered or managed by such Purchaser or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither Agent nor any Purchaser shall be deemed an Affiliate of Holdings or of any Subsidiary.

“Agent” means Polyform Strategic Capital Debtco, LLC, a Delaware limited liability company, in its capacity as administrative agent for all Purchasers hereunder, and any successor thereto in such capacity.

“Aggregate Accrual” has the meaning set forth in Section 2.1.4 hereof.

“Agreement” has the meaning set forth in the Preamble.

“Approved Fund” means (a) any fund, trust or similar entity that is advised or managed by (i) Sponsor, (ii) an Investment Affiliate, (iii) a Purchaser, (iv) an Affiliate of a Purchaser, (v) the same investment advisor that manages a Purchaser or (vi) an Affiliate of an investment advisor that manages a Purchaser, or (b) any finance company, insurance company or other financial institution which, in each instance, temporarily warehouses loans for any Purchasers or any Person described in clause (a) above.

“Assignee” has the meaning set forth in Section 10.8.1 hereof.

“Assignment Agreement” means an agreement substantially in the form of Exhibit A.

“Base Interest Rate” has the meaning set forth in Section 2.1.4 hereof.

“Business Day” means any day on which commercial banks are open for commercial banking business in Los Angeles, California and New York, New York.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Companies and their respective Subsidiaries, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (c) with cash proceeds of Dispositions that are reinvested in accordance with this Agreement, (ii) expenditures made to fund the purchase price for assets acquired in Permitted Acquisitions, (iii) expenditures financed with any issuance of equity interests of, or capital contributions to, the Companies that is permitted hereunder and (iv) expenditures reimbursed by third parties. For purposes of clarification, “Capital Expenditures” shall include the purchase price of equipment or other fixed assets that are purchased substantially simultaneously with the trade-in of existing assets only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time.

“Capital Lease” means, subject to Section 10.3, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Cash” means cash on hand, excluding restricted balances or deposits, uncleared checks and overdrafts and deposits in transit.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case (unless issued by a Purchaser or its holding company) rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Purchaser (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Purchaser (or commercial banking institution of the nature referred to in clause (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Purchaser (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by Agent.

“Change of Control” means any of the events described in Section 8.1.11 hereof.

“Closing” has the meaning set forth in Section 2.1.3 hereof.

“Closing Date” has the meaning set forth in Section 2.1.3 hereof.

“Collateral” has the meaning set forth in the Guarantee and Collateral Agreement.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to Collateral Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Note Party, acknowledges the Liens of Collateral Agent and waives any Liens held by such Person on any of the assets of the Note Parties, and, in the case of any such agreement with a mortgagee or lessor, permits Collateral Agent reasonable access to any Collateral stored or otherwise located thereon.

“Collateral Agency Agreement” means that certain Collateral Agency Agreement of even date herewith by and among Polyform, Denice L. Steinmann, as Trustee of the Denice L. Steinmann Living Trust, the Purchasers, and Polyform Strategic Capital Debtco, LLC, as the Collateral Agent, as amended, supplemented or modified from time to time in accordance with the terms thereof.

“Collateral Agent” shall have the meaning set forth in the Preamble.

“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, the Collateral Agency Agreement, each Mortgage, and each other agreement or instrument pursuant to or in connection with which any Note Party or any other Person grants a security interest in any Collateral to Collateral Agent, for the benefit of Collateral Agent and the Secured Parties, each as amended, restated or otherwise modified from time to time.

“Company” has the meaning set forth in the preamble hereto.

“Company Representative” means Polyform, acting in the capacity of representative and agent on behalf of all Companies, as more particularly set forth in Section 1.3.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

“Consolidated Net Income” means, with respect to the Companies and their respective Subsidiaries for any period, the consolidated net income (or loss) of the Companies and their respective Subsidiaries for such period, excluding consolidated net income of any Target in a Permitted Acquisition for any period prior to the consummation of such Permitted Acquisition, non-cash income and expenses resulting from increases or decreases in expected future payments of Permitted Earn-Outs, any gains or non-cash losses from Dispositions, any extraordinary gains or extraordinary non-cash losses and any gains or non-cash losses from discontinued operations.

“Contingent Obligation” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with a Note Party, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.

“Cure Notice” has the meaning set forth in Section 8.3.1 hereof.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments (including, without limitation, any notes issued to sellers in connection with an Acquisition), (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued expenses, in each case, incurred in the ordinary course of business and (ii) earn-outs), (e) all indebtedness not already included in clause (d) and secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being the lesser of the amount of such obligations or the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person, (i) all non-compete payment obligations, earn-outs and similar payment obligations, (j) all indebtedness of any partnership of which such Person is a general partner, and (k) all obligations of such Person under any synthetic lease transaction.

“Default” means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

“Default Interest Rate” has the meaning set forth in Section 2.1.4 hereof

“Disposition” means, as to any asset of any Note Party, (a) any sale, lease, assignment or other transfer of the ownership interest therein or exclusive right to possession thereof (other than to the Companies or any of their Wholly-Owned Domestic Subsidiaries), (b) any loss or substantial destruction thereof or (c) any condemnation, confiscation, requisition, seizure or taking thereof, in each case, excluding (i) Dispositions in any Fiscal Year, the Net Cash Proceeds of which do not in the aggregate exceed $300,000, and (ii) the sale or other transfer of Inventory in the ordinary course of business, and in each case other than such sales, transfers or other occurrences permitted under Section 7.5(b)(i), (iii) - (vi) and (viii) - (xi).

“Disqualified Stock” means any capital stock or other equity interest of a Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, fund obligation or otherwise, (a) is redeemable at the option of the holder thereof (whether described as a “put option” or otherwise), in whole or in part on or prior to the date that is one hundred eighty (180) days after the Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any capital stock or other equity interest referred to in (a) above on or prior to the date that is one hundred eighty (180) days after the Maturity Date, or (c) is entitled to receive a mandatory dividend or distribution in cash or other property on or prior to the date that is one hundred eighty (180) days after the Maturity Date, other than (A) in the case of clause (c), dividends or distributions (x) for taxes attributable to the operations of the business of such Person or (y) in the form of equity interests not constituting Disqualified Stock and (B) in the case of clauses (a), (b) and (c), if any such redemption, conversion, exchange, dividend or distribution occurs solely (x) as the result of a change of control event or asset sale or other Disposition or casualty or condemnation event (so long as any rights of the holders thereof to require the redemption, conversion, exchange, dividend or distribution thereof upon the occurrence of such a change of control event or asset sale or other Deposition or casualty or condemnation event are expressly subject to the prior Payment in Full of the Obligations) or (y) with respect to any capital stock that is issued pursuant to a plan for the benefit of employees of Holdings or any of its Subsidiaries or by any such plan to such employees, as a result of such actions necessary to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of a State within the United States of America or the District of Columbia, excluding any Excluded Subsidiary.

“EBITDA” means, for any period, Consolidated Net Income for such period plus, in each case to the extent deducted in determining such Consolidated Net Income for such period and without duplication, (i) Interest Expense (and, to the extent not reflected in Interest Expense, fees on indebtedness, including, without limitation, all bank and letter of credit fees and premiums, documentation fees, and all other fees and charges paid to Agent or Purchasers pursuant to any provision of this Agreement or any other Investment Document), (ii) income tax expense (foreign, federal, state, and local, as applicable), (iii) depreciation and amortization, (iv) any non-cash, non-recurring losses or expenses (minus any such non-cash, non-recurring gains or income) except to the extent representing a reserve or accrual for cash expenses in a future period, (v) transaction fees, costs and expenses incurred (whether prior to, on or following the Closing Date) in connection with this Agreement and the Related Transactions consummated on or prior to the Closing Date up to an aggregate amount of $2,000,000, (vi) noncash unrealized hedging losses (or minus gains), (vii) non-cash charges (except to the extent representing a reserve or accrual for cash expenses in another period) with respect to goodwill, asset and other impairment charges, losses on early extinguishment of debt and write-downs of deferred financing fees, costs and expenses, (viii) any non-cash costs or expenses incurred by the Companies or any of their Subsidiaries in connection with any stock option plan, (ix) other extraordinary, unusual or otherwise non-recurring charges approved by Agent, (x) expenses (A) which were reimbursed in cash by a third Person during the same period pursuant to an indemnity, guaranty or business interruption insurance policy in favor of the Companies or their Subsidiaries, (B) for which indemnification is provided pursuant to any acquisition agreement or purchase agreement in connection with a Permitted Acquisition, or (C) arising from losses incurred during such period to the extent covered by liability or business interruption insurance for which a related insurance recovery is not recorded in accordance with GAAP, in the case of each of clauses (A), (B) and (C), to the extent such reimbursed, indemnification, or insurance amounts, as applicable, are actually received by the Companies or any of their Subsidiaries during the same period in which such expenses were incurred and expensed, and, with respect to amounts received in respect of business interruption insurance, only up to an aggregate amount of $500,000 during any twelve-month period, (xi) board of directors or managers fees and reimbursement of actual out-of-pocket costs and expenses incurred in connection with attending board of directors or managers meetings, (xii) costs and expenses paid to Sponsor and its Affiliates for such period to the extent permitted under Sections 7.4(i) and 7.4(j), (xiii) transaction-related fees, costs and expenses incurred in connection with amendments to this Agreement, the other Investment Documents and documents related to Hedging Obligations permitted hereunder, in each case as disclosed to Agent, (xiv) any non-cash charges, expenses or negative adjustments (or minus non-cash gains or positive adjustments) relating to any adjustments arising by reason of the application of certain accounting principles with respect to ASC 805 (relating to changes in accounting for earn-out obligations), (xv) any non-cash charges, expenses or negative adjustments (or minus non-cash gains or positive adjustments) relating to purchase accounting or any adjustments related thereto, in each case in accordance with GAAP, (xvi) transaction fees, costs and expenses paid to Sponsor or its Affiliates on the Closing Date in connection with the Related Transactions in an aggregate amount not in excess of $750,000, (xvii) any non-recurring third party transaction fees, costs and expenses related to Permitted Acquisitions, not to exceed $300,000 per Permitted Acquisition, or such higher amount as is approved by Agent in its reasonable discretion, (xviii) any fees, costs and expenses relating to recruiting or hiring, not to exceed (A) $400,000 in any consecutive twelve month period or (B) $750,000 in the aggregate during the term hereof, and (xix) transition-related fees, costs and expenses incurred on or prior to the date twelve months after the Closing Date in an aggregate amount not to exceed $300,000; provided, that EBITDA shall exclude Consolidated Net Income of Foreign Subsidiaries; provided further, that, notwithstanding anything to the contrary contained herein, for purposes of calculating EBITDA, for any period containing the months set forth below, EBITDA for each such month shall be deemed to be the amount set forth below opposite such month:

Calendar Month	Pre-Closing EBITDA
January, 2017	$532,312
February, 2017	$335,111
March, 2017	$406,840
April, 2017	$229,063
May, 2017	$332,350
June, 2017	$250,316
July, 2017	$613,747
$613,747	$102,458
September, 2017	$474,891
October, 2017	$598,308
November, 2017	$853,542
December, 2017	($72,347)

and provided further, that EBITDA for January, 2018, shall equal actual EBITDA for such month, adjusted in a manner consistent with the calendar months set forth above and reasonably satisfactory to Agent and the Companies.

“ECF Percentage” means, for any Fiscal Year, fifty percent (50%).

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for the release of Hazardous Substances to or affecting the environment or any Person or property.

“Environmental Laws” means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

“Equity Cure Right” has the meaning set forth in Section 8.3 hereof.

“Equity Cure Securities” has the meaning set forth in Section 8.3.2 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any of the events described in Section 8.1 hereof.

“Excess Cash Flow” means, for any period, the remainder of (a) the sum of (i) EBITDA for such period, plus (ii) any net decrease in Adjusted Working Capital during such period, minus (b) the sum, in each case without duplication, of (in each case, only to the extent not funded with the proceeds of equity issuances or debt) (i) scheduled repayments of principal of other Debt of the Companies and their respective Subsidiaries (in respect of Debt permitted in accordance with Section 7.1) made during such period, plus (ii) cash payments made in such period with respect to Unfinanced Capital Expenditures, plus (iii) all federal, state, local and foreign income taxes paid in cash or accrued by the Companies and their Subsidiaries, or tax distributions paid by the Company to Holdings permitted under Section 7.4 (but excluding any such payment to the extent an accrual therefor was deducted in the determination of Excess Cash Flow for a prior period), during such period, net of any federal, state, local or foreign income tax refunds received in cash by the Companies and their respective Subsidiaries in such period, plus (iv) all Interest Expense in respect of Debt permitted in accordance with Section 7.1 (and only to the extent added to EBITDA in the calculation thereof for the equivalent period, all other fees on indebtedness, including, without limitation, all bank and letter of credit fees and premiums, documentation fees, and all other fees and charges paid to Agent or the Purchasers pursuant to any provision of this Agreement or any other Investment Document) paid in cash by the Companies and their respective Subsidiaries during such period, plus (v) management fees and expenses paid in cash to Sponsor and its Affiliates during such period to the extent permitted under Section 7.4(h), (i) and (j), plus (vi) to the extent not financed with Debt or equity, all cash consideration paid in respect of Permitted Acquisitions and all amounts loaned or contributed by a Note Party to fund permitted Investments pursuant to clause (r) of Section 7.11, in each case, together with the costs, fees and expenses incurred in connection therewith, plus (vii) all payments in respect of Permitted Earn-Outs in accordance with the terms hereof paid in cash (or with respect to Permitted Earn-Outs that have been fully earned and are payable at a future date, that are so payable) by the Note Parties in connection with Permitted Acquisitions to the extent permitted pursuant to Section 7.4 (excluding the amount of any payments in respect of Permitted Earn-Outs paid in cash to the extent a deduction from EBITDA in the determination of Excess Cash Flow was made in any prior period as a result of the first parenthetical contained in this clause (vii)), plus (viii) any net increase in Adjusted Working Capital during such period, plus (ix) to the extent added to EBITDA in the calculation thereof for the equivalent period, any fees, costs, expenses, or non-recurring charges paid in cash to third parties in connection with any acquisition, disposition, equity issuance or incurrence of Debt or other indebtedness permitted by this Agreement (in each case whether or not successful), plus (x) to the extent added to EBITDA in the calculation thereof for the equivalent period, any loss from unusual, non-recurring, non-cash or extraordinary (as defined in GAAP prior to the effectiveness of FASB ASU 2015-01) items, plus (xi) to the extent added to EBITDA in the calculation thereof for the equivalent period, any aggregate net loss on the disposition of property (other than Accounts and Inventory) outside of the ordinary course of business, plus (xii) to the extent added to Consolidated Net Income in the determination of EBITDA for such period, all other fees, charges, costs or expenses paid in cash during such period; provided, however, that in the case of any Permitted Acquisition, the amount deducted from the sum in clause (a) hereof pursuant to clause (b) hereof shall exclude payments made by the Target of such Permitted Acquisition prior to the date such Permitted Acquisition was consummated.

“Excess Cash Flow Certificate” means a certificate substantially in the form of Exhibit D.

“Excluded Issuance” means the issuance of equity securities (other than Disqualified Stock) (a) by Holdings (i) to members of the management, employees or directors of any Note Party, the proceeds of which are immediately contributed by Holdings, as applicable to the Companies (whether as a contribution in respect of existing equity securities or purchase price in respect of the issuance of new equity securities by Polyform), (ii) to any Person the proceeds of which are (1) immediately contributed by Holdings to the Companies (whether as a contribution in respect of existing equity securities or purchase price in respect of the issuance of new equity securities by Polyform) and the proceeds of which will be and actually are used, within sixty (60) days following the issuance thereof to fund Permitted Acquisitions, Capital Expenditures or Permitted Earn-Outs or (2) used within sixty (60) days following the issuance thereof to redeem, repurchase or otherwise acquire equity interests of Holdings from then existing equity holders of Holdings, (iii) to any Person the proceeds of which will be and actually are used, within sixty (60) days following the issuance thereof to fund the repurchase of equity securities of Holdings held by former members of management, employees or directors of any Note Party, (iv) in connection with an employee equity plan or employee profits interest plan or exercise of employee equity options, or (v) so long as no Event of Default is existing or would result therefrom, to Sponsor, any Investment Affiliates or any other equity holder of Holdings as of the Closing Date, the proceeds of which are immediately contributed by Holdings to the Companies (whether as a contribution in respect of existing equity securities or purchase price in respect of the issuance of new equity securities by Polyform), or (b) by Polyform to Holdings. Notwithstanding the foregoing, in no event shall the issuance of Equity Cure Securities be deemed to constitute an Excluded Issuance.

“Excluded Subsidiary” means (a) any Domestic Subsidiary of a Foreign Subsidiary, any Domestic Subsidiary described in clause (b) of the definition of Foreign Subsidiary.

“Excluded Taxes” has the meaning set forth in Section 3.1(a) hereof.

“Exempt Accounts” means any deposit accounts, securities accounts or other similar accounts (i) into which there is deposited no funds other than those intended solely to cover wages for employees of the Note Parties for a period of service no longer than two weeks at any time (and related contributions to be made on behalf of such employees to health and benefit plans) plus balances for outstanding checks for wages from prior periods; (ii) constituting employee withholding accounts and contain only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such employees; and (iii) other than the accounts set forth in the preceding clauses (i) and (ii), in which there is not maintained at any point in time funds on deposit greater than $100,000 in the aggregate for all such accounts.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Note Party not in the ordinary course of business (and not consisting of proceeds described in any of Sections 2.10.2(a)(i) and (a)(ii)), including, but not limited to, purchase price and other monetary adjustments made in connection with any Acquisition or indemnification payments made in connection with any Acquisition; provided, that Extraordinary Receipts shall exclude (a) working capital adjustments in connection with any Acquisition, (b) any single or related series of amounts received in an aggregate amount less than $300,000, (c) indemnification payments received as reimbursement for any payment previously made, or as compensation for any loss, cost or expense previously incurred, in each case, by Holdings or any of its Subsidiaries and (d) insurance proceeds.

“FATCA” means Sections 1471 through 1474 of the IRC as of the date of this Agreement (or any amended or successor statutes that are substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any applicable intergovernmental agreements with respect thereto.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Covenant Cure Amount” has the meaning set forth in Section 8.3.2 hereof.

“Financial Covenant Default” has the meaning set forth in Section 8.3 hereof.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary more than fifty percent (50%) of the voting capital stock or other equity interests (directly or through ownership of capital stock or other equity interests) of which is held directly by a Note Party or indirectly by a Note Party through one or more Domestic Subsidiaries.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Companies and their respective Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, for any Computation Period, the ratio of (a) the total for such period of EBITDA minus the sum of, in each case without duplication, (i) all income taxes paid or payable in cash and tax distributions described in Section 7.4 paid by Holdings, the Companies and their respective Subsidiaries, plus (ii) all Unfinanced Capital Expenditures, plus (iii) costs and expenses paid in cash to Sponsor and its Affiliates for such Computation Period of the type described in Sections 7.4(i) and 7.4(j), plus (iv) any Restricted Payment paid in cash during such period pursuant to Section 7.4(m) but not otherwise permitted to be made pursuant to Section 7.4, to (b) the sum for such period of (i) Interest Expense accrued for such Computation Period and paid or payable in cash at any time by Holdings, the Companies and the Subsidiaries (excluding in all instances any interest paid in kind), plus (ii) scheduled payments of principal of Debt (including the Obligations and Permitted Seller Debt, but excluding any revolving credit Debt and Permitted Earn-Outs and excluding, for the avoidance of doubt, any mandatory prepayments under Section 2.3 of this Agreement); provided, that in the case of any Permitted Acquisition, the deductions from EBITDA described in clause (a) above and the items described in clause (b) above shall, in each case, be excluded from this calculation to the extent they pertain to the Target of such Permitted Acquisition prior to the date such Permitted Acquisition was consummated; provided, further, that solely for the purpose of calculating Fixed Charge Coverage Ratio under Section 7.14.1 for the Computation Periods ending March 31, 2018, June 30, 2018 and September 30, 2018, (x) each of the deductions from EBITDA set forth in clauses (i) and (iii) of subsection (a) of “Fixed Charge Coverage Ratio” and the component set forth in clause (i) of subsection (b) of “Fixed Charge Coverage Ratio” shall be the actual amount of each such component for the period beginning January 1, 2018 and ending on the last date of the applicable computation period multiplied by (A) 4, with respect to the Computation Period ending March 31, 2018, (B) 2, with respect to the Computation Period ending June 30, 2018 and (C) 4/3, with respect to the Computation Period ending September 30, 2018.

“Flood Insurance” means, for any owned real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines. Flood Insurance shall be in an amount equal to the full, unpaid balance of the Notes and any prior Liens on the real property up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $50,000.

“Foreign Subsidiary” means (a) any Subsidiary that is not incorporated or organized under the laws of a State within the United States of America or the District of Columbia or (b) any Subsidiary that is incorporated or organized under the laws of a State within the United States of America or the District of Columbia substantially all of the assets of which consist of the capital stock or other equity interests of one or more Subsidiaries described in clause (a) that are “controlled foreign corporations” within the meaning of Section 957 of the IRC.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, branch of government, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign. Government Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any applicable laws.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the Closing Date by each Note Party signatory thereto in favor of Collateral Agent for the benefit of the Secured Parties, as amended from time to time.

“Hazardous Substances” means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

“Holdings” has the meaning set forth in the recitals hereof.

“Indemnified Parties” has the meaning set forth in Section 11 hereof.

“Indemnified Taxes” has the meaning set forth in Section 3.1(a) hereof.

“Interest Expense” means for any period the consolidated interest expense of Holdings, the Companies and their respective Subsidiaries for such period (including all imputed interest on Capital Leases, but excluding any amortization related to deferred financing fees, costs or expenses to the extent required to be included in interest expense under GAAP).

“Interest Payment Date” has the meaning set forth in Section 2.1.4 hereof.

“Inventory” has the meaning set forth in the Guarantee and Collateral Agreement.

“Investment” means, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person (other than travel and similar advances to employees in the ordinary course of business) or (d) the making of an Acquisition.

“Investment Affiliate” means any fund or investment vehicle that (a) is organized by Sponsor or Levine Leichtman Capital Partners, Inc. for the purpose of making equity or debt investments in one or more companies and (b) is controlled by, or under common control with, Sponsor or Levine Leichtman Capital Partners, Inc. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Investment Documents” means this Agreement, the Notes, the Collateral Documents and all documents, instruments and agreements delivered by a Note Party in connection with the foregoing (excluding any documents, instruments or agreements to the extent pertaining to Agent’s or any Purchaser’s equity investment in Holdings). The term “Investment Documents” excludes the Shareholder Notes for purposes of the Collateral Agency Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Legal Costs” means, with respect to any Person, (a) all reasonable and documented out-of-pocket fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person and (b) all documented out-of-pocket court costs.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether such interest arises by contract, as a matter of law, by judicial process or otherwise.

“LTM EBITDA” has the meaning set forth in Section 4.1.1 hereof.

“Management Agreement” means that certain Management Agreement dated as of the date hereof, by and between Polyform, Holdings, CNL Strategic Capital Management, LLC and LLCP Strategic Capital, LLC.

“Margin Stock” means any “margin stock” as defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, or properties of the Note Parties taken as a whole, (b) a material impairment of the ability of any Note Party to perform any of its Obligations under any Investment Document or (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Note Party of any Investment Document or the perfection or priority of any Lien granted to Collateral Agent, for the benefit of the Secured Parties, under any Collateral Document.

“Maturity Date” means August 7, 2023.

“Maximum Accrual” has the meaning set forth in Section 2.1.4 hereof.

“Merger Consideration” has the meaning given such term in the Merger Agreement.

“Mortgage” means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Agent a Lien on a real property interest of any Note Party, each as amended, restated or otherwise modified from time to time.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Companies or any member of the Controlled Group may have any liability.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Cash Proceeds” means:

(a)          with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Note Party pursuant to such Disposition net of (i) the reasonable direct fees, costs and expenses relating to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to the applicable Note Party), (iii) taxes paid or reasonably estimated by the Companies to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Debt secured by a Lien that has priority over the Lien of Collateral Agent on the asset subject to such Disposition and (v) (A) with respect to any Disposition described in clause (a) of the definition thereof, all money that the Company Representative notifies Agent will be applied within 180 days to replace such assets with fixed or capital assets used or useful in the business of a Company, and (B) with respect to any Disposition described in clause (b) or (c) of the definition thereof, all money that the Company Representative notifies Agent will be applied within 180 days to repair, replace or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking; provided that in the case of clauses (A) and (B), any portion of such monies not so applied within such 180 days period shall promptly be applied to the prepayment of the Notes in accordance with Section 2.3.2(a)(i);

(b)          with respect to any issuance of equity securities (other than an Excluded Issuance), the aggregate cash proceeds received by Holdings, the Companies or any Subsidiary pursuant to such issuance, net of the reasonable direct fees, costs and expenses relating to such issuance (including reasonable sales and underwriter’s commission); and

(c)          with respect to any Extraordinary Receipt, the aggregate cash proceeds received by any Note Party pursuant to such Extraordinary Receipt net of (i) the reasonable and direct fees, costs and expenses incurred in obtaining such Extraordinary Receipt (including legal and accounting expenses), (ii) taxes paid or reasonably estimated by the Companies to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (iii) with respect to indemnification payments received by a Note Party, the amount of such indemnification payment to the extent that such amount is (A) intended by the Companies to be applied (and actually is so applied) within one-hundred eighty (180) days for purposes of remedying the condition giving rise to such claim for indemnification together with reasonable fees, costs and expenses related thereto or (B) payable to a third party.

“Note Party” means Holdings, the Companies and each of their respective Subsidiaries other than Excluded Subsidiaries.

“Notes” means (i) the Senior Secured Notes and (ii) any other notes issued pursuant to this Agreement.

“Obligations” means all liabilities, indebtedness and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Note Party under this Agreement, any other Investment Document or Collateral Document or any other document or instrument executed in connection herewith or therewith, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“Operating Lease” means any lease of (or other agreement conveying the right to possession or use of) any real or personal property by Holdings, any Company or any Subsidiary of any Company, as lessee, other than any Capital Lease.

“Paid in Full”, “Pay in Full” or “Payment in Full” means, with respect to any Obligations, the payment in full in cash of all such Obligations (other than contingent indemnification or expense reimbursement obligations to the extent no claim giving rise thereto has been asserted).

“Participant” has the meaning set forth in Section 10.8.2 hereof.

“Participant Register” has the meaning set forth in Section 10.8.2 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Companies or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition” means any Acquisition on or after the Closing Date by any Company or any Note Party that is a Wholly-Owned Domestic Subsidiary of any Company of (i) all or substantially all of the assets of a Person, or all or substantially all of any business or division of a Person or (ii) no less than 100% of the capital stock, partnership interests, membership interests or equity of any Person, in each case to the extent that:

(a)         each of the conditions precedent set forth in Annex III shall have been satisfied in a manner satisfactory to Agent and Required Purchasers;

(b)         such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the Target; and

(c)          no Default or Event of Default is in existence or would occur after giving effect to such Acquisition.

“Permitted Earn-Outs” means, with respect to any Person, obligations of such Person arising from a Permitted Acquisition which are payable based on the achievement of specified financial results over time and (i) are subject to subordination terms (or a subordination agreement in favor of Agent and Purchasers) acceptable to Agent in its reasonable discretion, which subordination terms (or subordination agreement) shall, unless otherwise agreed to by Agent in its sole discretion, provide for, in each case so long as an Event of Default has occurred and is continuing, unlimited payment blockage and unlimited standstill provisions, and (ii) provide for a cap on the maximum amount payable in connection with such Permitted Earn-Out. The amount of any Permitted Earn-Out (or other earn-out payment) for purposes of the financial covenants set forth in Section 7.14.4 of this Agreement (or any other determination of the Total Debt to Adjusted EBITDA Ratio) shall be the amount of such Permitted Earn-Out (or other earn-out payment) that has been earned, but has not yet been paid.

“Permitted Liens” means Liens permitted by Section 7.2 hereof.

“Permitted Seller Debt” means unsecured Debt incurred in accordance with Section 7.1(h) and in connection with a Permitted Acquisition, payable to the seller in connection therewith and containing subordination terms (or subject to a subordination agreement in favor of Agent and Purchasers) and other terms and conditions acceptable to Agent in its reasonable discretion, which subordination terms (or subordination agreement) shall, unless otherwise agreed to by Agent in its sole discretion, provide for, in each case so long as an Event of Default has occurred and is continuing, unlimited payment blockage and unlimited standstill provisions.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Polyform” has the meaning set forth in the preamble hereto.

“Prepayment Premium” has the meaning set forth in Section 2.3.1(a) hereof.

“Prior Debt” has the meaning set forth in the Recitals hereto.

“Pro Forma EBITDA” means, with respect to any Target acquired in a Permitted Acquisition, EBITDA for such Target for the most recent twelve (12) month period for which financial statements are made available to Agent at the time of determination thereof, with adjustments calculated by the Companies and reasonably acceptable to Agent.

“Pro Rata Share of the Senior Secured Notes” means, with respect to any Purchaser, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Purchaser’s name on Annex I which corresponds to the Senior Secured Notes.

“Purchase Price” has the meaning set forth in Section 2.1.2 hereof.

“Purchasers” has the meaning set forth in the Preamble.

“Redemption Note” shall mean that certain Senior Secured Redemption Note dated as of February 7, 2018 issued by the Company in the original principal amount of $[1,303,313.78] to and in favor of Denice L. Steinmann, as the Trustee of the Denice L. Steinmann Living Trust, as such note may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Collateral Agency Agreement.

“Related Agreements” means the Merger Agreement and the other agreements, instruments and documents executed in connection therewith.

“Related Transactions” means the transactions contemplated by the Related Agreements.

“Required Contribution Date” has the meaning set forth in Section 8.3.2 hereof.

“Required Purchasers” means, at any time, Purchasers holding more than fifty percent (50%) of the sum of the then aggregate outstanding principal balance of the Notes.

“Responsible Officer” means any person holding any of the following offices of a Note Party: (i) chief executive officer, president, chief financial officer, and, if there is no chief financial officer, the controller.

“Restricted Payment” has the meaning set forth in Section 7.4 hereof.

“Secured Parties” means Agent, Collateral Agent, each Purchaser and the holders of the Shareholder Notes.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time.

“Senior Secured Note” means a promissory note substantially in the form of Exhibit C as such note may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Senior Secured Shareholder Note” means that certain Senior Secured Shareholder Note dated as of February 7, 2018 issued by the Company in the original principal amount of $1,000,000 to and in favor of Denice L. Steinmann, as the Trustee of the Denice L. Steinmann Living Trust, as such note may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Collateral Agency Agreement.

“Shareholder Notes” means, collectively, the Redemption Note and the Senior Secured Shareholder Note.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Event of Default” means an Event of Default arising under Sections 8.1.1, 8.1.3, 8.1.4(a) (but solely with respect to noncompliance with Section 7.14) or 8.1.4(b) (but solely with respect to noncompliance with Sections 6.1.1, 6.1.2 or 6.1.3).

“Sponsor” means CNL Strategic Capital, LLC, a Delaware limited liability company.

“Subordinated Debt” means (a) any Permitted Earn-Out, (b) any Permitted Seller Debt and (c) any other unsecured Debt of Holdings, a Company or a Subsidiary which has subordination terms, covenants, pricing and other terms which have been approved in writing by Required Purchasers and which has been confirmed in writing by Required Purchasers as constituting Subordinated Debt. For the avoidance of doubt, the Shareholder Notes shall not be deemed Subordinated Debt for purposes of this Agreement.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Holdings.

“Target” means the Person, or business or substantially all of the assets of a Person, acquired in an Acquisition.

“Taxes” has the meaning set forth in Section 3.1(a) hereof.

“Total Debt” means (a) all Debt (other than Debt described in clauses (e), (f) (but only as to undrawn letters of credit), (g), (h) or (i) of the definition thereof (but including Permitted Earn-Outs and other earn-out obligations to the extent earned and payable, but not yet paid) of Holdings, the Companies and their respective Subsidiaries, less (b) an amount equal to the unrestricted cash and Cash Equivalent Investments of the Note Parties, which is, from and after the date that is 120 days after the Closing Date, subject to a perfected Lien in favor of Collateral Agent; provided that the amount of such cash and Cash Equivalent Investments deducted from Total Debt shall not exceed $3,500,000 in the aggregate, in each case, determined on a consolidated basis.

“Total Debt to Adjusted EBITDA Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day to (b) Adjusted EBITDA for the Computation Period ending on such day.

“Unfinanced Capital Expenditures” means, with respect to any period, an amount equal to:

(i)           Capital Expenditures for such period, less

(ii)          the portion of Capital Expenditures financed during the Computation Period under Capital Leases, or with the proceeds of Debt or the proceeds of Excluded Issuances.

“Wholly-Owned Domestic Subsidiary” means a Wholly-Owned Subsidiary that is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” means, as to any Person, another Person all of the equity interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2           Interpretation.

In the case of this Agreement and each other Investment Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references are to such Investment Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Investment Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Investment Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Investment Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; and (g) this Agreement and the other Investment Documents are the result of negotiations among and have been reviewed by counsel to Agent, Collateral Agent, the Companies, Purchasers and the other parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against Agent, Collateral Agent or Purchasers merely because of Agent’s, Collateral Agent’s or Purchasers’ involvement in their preparation.

1.3           Company Representative. Each Company hereby designates Polyform as its representative and agent on its behalf (in such capacity, the “Company Representative”) for the purposes of selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Investment Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Company or the Companies under the Investment Documents. Polyform hereby accepts such appointment. Notwithstanding anything to the contrary contained in this Agreement, no Company other than Company Representative shall be entitled to take any of the foregoing actions. Agent and each Purchaser may regard any notice or other communication pursuant to any Investment Document from Company Representative as a notice or communication from all of the Companies, and may give any notice or communication required or permitted to be given to any Company or all of the Companies hereunder to Company Representative on behalf of such Company or all of the Companies. Each Company agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Company Representative shall be deemed for all purposes to have been made by such Company and shall be binding upon and enforceable against such Company to the same extent as if the same had been made directly by such Company.

1.4           Joint and Several Liability. Each Company acknowledges that it is jointly and severally liable for all of the Obligations and as a result hereby unconditionally guaranties the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all Obligations of every kind and nature of each other Company to Agent, Purchasers and their Affiliates, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, or due or to become due, and howsoever owned, held or acquired by Agent, any Purchaser or any Affiliate of a Purchaser. Each Company agrees that if this guaranty, or any Liens securing this guaranty, would, but for the application of this sentence, be unenforceable under applicable law, this guaranty and each such Lien shall be valid and enforceable to the maximum extent that would not cause this guaranty or such Lien to be unenforceable under applicable law, and this guaranty shall automatically be deemed to have been amended accordingly at all relevant times. Each Company hereby agrees that its obligations under this guaranty shall be unconditional, irrespective of (a) the validity or enforceability of the Obligations or any part thereof, or of any promissory note or other document evidencing all or any part of the Obligations, (b) the absence of any attempt to collect the Obligations from any other Company or any guarantor or other action to enforce the same, (c) the waiver or consent by Agent, any Purchaser or any other Person with respect to any provision of any agreement, instrument or document evidencing or securing all or any part of the Obligations, or any other agreement, instrument or document now or hereafter executed by any other Company and delivered to Agent, any Purchaser or any other Person (other than a waiver, forgiveness or consent by Agent, a Purchaser or other Person, as applicable, that reduces the amount of any of the Obligations to such Person), (d) the failure by Agent, any Purchaser or any other Person to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or Collateral for the Obligations, for its benefit, (e) Agent’s or any Purchaser’s election, in any proceeding instituted under the United States Bankruptcy Code or any other similar bankruptcy or insolvency legislation, of the application of Section 1111(b)(2) of the United States Bankruptcy Code or any other similar bankruptcy or insolvency legislation, (f) any borrowing or grant of a security interest by any Company as debtor-in-possession, under Section 364 of the United States Bankruptcy Code or any other similar bankruptcy or insolvency legislation, (g) the disallowance, under Section 502 of the United States Bankruptcy Code or any other similar bankruptcy or insolvency legislation, of all or any portion of Agent’s or any Purchaser’s claim(s) for repayment of the Obligations or (h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Company or a guarantor (other than payment in full of the Obligations). Notwithstanding anything to the contrary set forth in this Section 1.4, it is the intent of the parties hereto that the liability incurred by each Company in respect of the Obligations of the other Company (and any Lien granted by each Company to secure such Obligations), not constitute a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Company, Agent and each Purchaser hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Company in respect of the Obligations of the other Company (or any Liens granted by such Company to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Investment Documents shall automatically be deemed to have been amended accordingly.

Section 2                Notes.

2.1           Senior Secured Notes.

2.1.1	Authorization of Senior Secured Notes.

The Companies have authorized the issuance and sale of the Senior Secured Notes to the Purchasers pursuant to the terms of this Agreement. The payment and performance of the Senior Secured Notes (and any other Notes) and all other Obligations shall be secured by the Collateral under the Collateral Documents and be guaranteed by the other Note Parties (which shall also be secured under the respective Collateral Documents).

2.1.2	Purchase of the Senior Secured Notes; Purchase Price.

On the terms and subject to the conditions contained herein and in the other Investment Documents, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing, the Companies shall issue, sell and deliver to the Purchasers and the Purchasers shall purchase from the Companies, the Senior Secured Notes. The aggregate purchase price to be paid by Purchasers for the Senior Secured Notes (the “Purchase Price”) shall be $15,700,000. Each Purchaser’s obligation to purchase the Senior Secured Notes shall be limited to such Purchaser’s Pro Rata Share of the Senior Secured Notes set forth in Annex I attached hereto.

2.1.3	Closing.

The closing of the purchase and sale of the Senior Secured Notes under this Agreement (the “Closing”) shall take place at the offices of Honigman Miller Schwartz and Cohn LLP, as soon as practicable following the satisfaction or waiver of the conditions precedent set forth in Section 7 (the day upon which the last of all of such conditions precedent shall have been satisfied or waived being referred to as the “Closing Date”). At or prior to the Closing, the Companies shall deliver to the Purchasers the Senior Secured Notes, each duly executed by the Companies, and all other documents required hereunder or under any other Investment Document, each duly executed by the parties thereto, against payment of the Purchase Price therefor (net of fees, costs and expenses to be paid by the Companies and permitted to be withheld pursuant to Section 4.1.5 and Article 11) to the Companies by wire transfer.

2.1.4	Interest.

(a)       The Companies shall pay interest on the unpaid principal balance of the Notes, together with any past-due Prepayment Premium, if any, and past-due accrued and unpaid interest on the Notes and all other Obligations owing under the Notes and the other Investment Documents from the date hereof until fully paid at a rate per annum equal to sixteen percent (16.0%) (the “Base Interest Rate”). Interest payable at the Base Interest Rate shall be payable in cash. Interest shall be computed on the basis of the actual number of days elapsed based on a 360-day year.

(b)       (i) At any time a Specified Event of Default exists, then, in addition to the rights, powers and remedies available to the Purchasers under this Agreement, the other Investment Documents and applicable law, if requested in writing by Required Purchasers (or Agent at the request of the Required Purchasers), from the date of such written election (or such earlier date on which Agent or Required Purchasers shall have provided written notice to the Companies after the occurrence of such Specified Event of Default of their right to impose default rate interest), the Companies shall pay interest on the unpaid principal balance of the Notes, together with any past-due Prepayment Premium, if any, and past-due accrued and unpaid interest on the Notes, and all other Obligations owing under the Notes and the other Investment Documents, at a rate per annum (the “Default Interest Rate”) equal to the Base Interest Rate as provided in Section 2.1.4(a) plus two percent (2%); (ii) any such increase may thereafter be rescinded by Required Purchasers, notwithstanding Section 10.1, and (iii) upon the occurrence of an Event of Default under Section 8.1.1 or 8.1.3, any such increase described in the foregoing clause (i) shall occur automatically. In no event shall interest payable by Companies to Agent and Purchasers hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

(c)       Interest shall be payable in cash monthly in arrears on the last Business Day of each calendar month and at maturity (each such date, an “Interest Payment Date”), commencing on February 28, 2018; provided that interest at the Default Interest Rate shall be payable earlier on demand.

(d)       [Reserved].

(e)       If on any Interest Payment Date following the fifth anniversary of the Closing Date, the aggregate amount which would be includible in income of the holders of the Notes issued on such date with respect to such Notes for periods ending on or before such Interest Payment Date (within the meaning of Section 163(i) of the IRC) (the “Aggregate Accrual”) would exceed an amount equal to the sum of (x) the aggregate amount of interest to be paid (within the meaning of Section 163(i) of the IRC) under such Notes on or before such Interest Payment Date and (y) the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the IRC) of such Notes and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the IRC) of such Notes (such sum, the “Maximum Accrual”), then, on such Interest Payment Date, the Companies shall pay to the holders of such Notes an aggregate amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual.

2.2           Reserved.

2.3           Prepayment.

2.3.1	Voluntary Prepayment; Prepayment Premium.

(a)       The Companies may at any time and from time to time, on at least one (1) Business Day’s written notice to Agent (which shall promptly advise each Purchaser thereof) not later than 10:00 a.m. Los Angeles time on such day and specifying the date and amount of prepayment, prepay the Notes, in whole or in part, or redeem the principal balance of the Notes, in whole or in part, upon payment of the applicable prepayment premium provided below (the “Prepayment Premium”) applicable to any such prepayment or redemption with respect to the date such prepayment or redemption occurs, as follows:

Applicable Period	Prepayment Percentage Premium
From and after the Closing Date up to and including the date that is the first anniversary of the Closing Date	105.0%
After the date that is the first anniversary of the Closing Date up to and including the date that is the second anniversary of the Closing Date	104.0%
After the date that is the second anniversary of the Closing Date up to and including the date that is the third anniversary of the Closing Date	103.0%
After the date that is the third anniversary of the Closing Date up to and including the date that is the fourth anniversary of the Closing Date	102.0%
After the date that is the fourth anniversary of the Closing Date up to and including the date that is the fifth anniversary of the Closing Date	101.0%
After the date that is the fifth anniversary of the Closing Date	100.0%

(b)       In the event of (i) any prepayment of the Obligations pursuant to Section 2.3.1(a) or Section 2.3.2(b), (ii) any acceleration of the Obligations for any reason, including, without limitation, any acceleration of the Obligations upon the election of the Required Purchasers after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 8.1.3, automatically upon the occurrence thereof), (iii) any termination of this Agreement for any reason, (iv) any foreclosure and sale of Collateral, (v) any sale of Collateral in any Proceeding, or (vi) any restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to Purchasers or profits lost by Purchasers as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of Purchasers, the Companies shall pay to Purchasers the Prepayment Premium, measured as of the date of such event.

2.3.2	Mandatory Prepayment.

(a)       At the election of Agent, there shall become due and payable, and the Companies shall prepay the Notes, at the following times and in the following amounts:

(i)       Within three (3) Business Days of receipt thereof by Holdings, the Companies or any Subsidiary of the Companies of any Net Cash Proceeds from any Disposition, in an amount equal to such Net Cash Proceeds;

(ii)       Within three (3) Business Days of receipt thereof by Holdings, the Companies or any Subsidiary of the Companies of any Net Cash Proceeds in respect of any issuance of its equity securities (including, without limitation, any Equity Cure Securities, but excluding any Excluded Issuances), in an amount equal to such Net Cash Proceeds;

(iii)       (A) Within 125 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2018), in an amount equal to the ECF Percentage of Excess Cash Flow for such Fiscal Year; provided that the amount otherwise payable hereunder following application of the ECF Percentage shall be reduced by the aggregate amount of mandatory prepayments made pursuant to Section 2.10.2(a)(iii)(B) for each Fiscal Quarter of such Fiscal Year.

(B) Within 50 days after the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2018), in an amount equal to the ECF Percentage of Excess Cash Flow for such Fiscal Quarter.

(iv)       Within three (3) Business Days of receipt thereof by Holdings, the Companies or any Subsidiary of the Companies of any Extraordinary Receipt, in an amount equal to the Net Cash Proceeds of such Extraordinary Receipt; and

(v)       Within two (2) Business Days following the receipt by Holdings, the Companies or any Subsidiary of the Companies of any Net Cash Proceeds from any issuance of Debt for borrowed money not permitted by Section 7.1 hereof, an amount equal to such Net Cash Proceeds (it being understood that the making of a mandatory prepayment under this subsection 2.3.2(a)(v) shall not limit the rights and remedies of Agent and the Purchasers in respect of any breach of Section 7.1 hereof or any other terms of the Investment Documents).

(b)       The Companies shall notify Agent in writing of any proposed or expected Change of Control at least ten (10) Business Days prior to the date that such Change of Control is scheduled to occur and shall inform Agent in such notification of Agent’s right to require the Companies to prepay the Obligations as provided in this Section 2.3.2(b). If a Change of Control shall occur, the Companies shall, at the option of Agent, within five (5) Business Days after receipt of the Companies’ notice of such Change of Control, prepay in whole or in part the outstanding principal balance of the Notes plus all accrued and unpaid interest on, without duplication, the unpaid principal balance of, and all other Obligations owing under, the Notes, and the Prepayment Premium, if any, through the date of prepayment. Nothing in this Section 2.3.2(b) shall be construed to permit or waive any Default or an Event of Default arising, directly or indirectly, from any such Change of Control.

(c)       All mandatory payments provided for in this Section 2.3.2 shall be applied pro rata to the Notes in accordance with the respective unpaid principal amounts thereof.

2.4	Payment.

2.4.1	Making and Settlement of Payments.

All payments of principal of or interest on the Notes, and of all fees, shall be made by the Companies to Agent without setoff, recoupment or counterclaim and in immediately available funds at the office specified by Agent not later than 10:00 a.m. (Los Angeles time) on the date due for payment, and payments received at or before such date and hour shall be deemed to have been received and shall be credited on that date; and funds received after that hour shall be deemed to have been received by Agent on the following Business Day. Agent shall promptly remit to each Purchaser its share of all principal payments received in collected funds by Agent for the account of such Purchaser.

2.4.2	Application of Payments and Proceeds.

(a)       Except as provided in Section 2.3.2(c), Section 2.4.2(b) and Section 2.4.2(c), any payments received by Agent, in its capacity as such, from the Companies or any of their Affiliates in respect of the Obligations shall be applied pro rata to all outstanding Notes in accordance with the respective unpaid principal amounts thereof first to interest due and outstanding on the Notes and then to unpaid principal amounts thereof.

(b)       Upon the occurrence and during the continuance of an Event of Default, any payments and other amounts received by Agent, in its capacity as such, from the Companies or any of their Affiliates in respect of the Obligations shall, subject to Section 2.4.2(c), be applied as follows:

(i)       to the payment of (A) all fees, costs and expenses incurred by Agent in its capacity as such in connection with the Notes, the other Investment Documents, or any other Obligation from time to time owing from the Companies or any of their Affiliates to Agent, and the transactions contemplated hereby or thereby, including out-of-pocket legal and other professional fees and expenses, and all other expenses, liabilities and advances made or incurred by Agent in connection therewith, (B) all amounts for which Agent may be entitled in its capacity as such to indemnification under any Investment Document, and (C) all out-of-pocket costs and expenses paid or incurred by Agent in connection with any negotiation, enforcement action, sale, collection or other realization, or the exercise of any other right or remedy against any Collateral or under any Investment Document;

(ii)        to the payment of (A) all fees, costs and expenses incurred by Purchasers in connection with the Notes, the other Investment Documents, or any other Obligation from time to time owing from the Companies or any of their Affiliates to any Indemnified Party (other than Agent), and the transactions contemplated hereby or thereby, including out-of-pocket legal and other professional fees and expenses, and all other expenses, liabilities and advances made or incurred by such Indemnified Party (other than Agent) in connection therewith, (B) all amounts for which any Indemnified Party (other than Agent) may be entitled to indemnification under any Investment Document, and (C) all out-of-pocket costs and expenses paid or incurred by any Indemnified Party (other than Agent) in connection with any negotiation, enforcement action, sale, collection or other realization, or the exercise of any other right or remedy against any Collateral or under any Investment Document;

(iii)       to the payment of accrued and unpaid interest on the Notes, and/or accrued and unpaid interest on any other Obligations under any of the other Investment Documents;

(iv)       to the outstanding principal amount of the Notes, and/or the outstanding principal amount of any other Obligations (to be applied, in the case of prepayments hereof or thereof, to the installments hereof or thereof in the inverse order of the maturity hereof or thereof) under any of the other Investment Documents; and

(v)        to any other Obligation from time to time owing from any Note Party or any of its Affiliates to Agent, the Purchasers, or any other Indemnified Party.

(c)         Notwithstanding anything to the contrary contained in this Agreement or in any other Investment Document, upon the occurrence and during the continuance of an Event of Default (whether before or after giving effect to the application of payments and other amounts as set forth above), any and all payments and other amounts received by Agent, whether as a regularly scheduled payment, a prepayment or otherwise, from the Companies or any of their Affiliates, or as a result of the exercise of remedies under the Investment Documents, or in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document or from any other source may, in the sole discretion of Agent, be held by Agent as Collateral for, or applied in full or in part by Agent against, the Obligations in any order of priority that Agent may elect in its sole discretion.

2.4.3	Replacement Notes.

Upon receipt of evidence reasonably satisfactory to the Companies of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement or other indemnity reasonably satisfactory to the Companies or, in the case of any such mutilation, upon surrender and cancellation of such mutilated Note, the Companies shall issue and deliver within three (3) Business Days a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

2.4.4	Proration of Payments.

If any Purchaser shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise), on account of principal of or interest on any Note then held by it, then such Purchaser shall purchase from the other Purchasers such participations in the Notes held by them as shall be necessary to cause such purchasing Purchaser to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Purchaser, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

Section 3	Yield Protection.

3.1	Taxes.

(a)        All payments of principal and interest on the Notes and all other amounts payable under this Agreement shall be made free and clear of and without deduction for any present or future income, excise, stamp or documentary taxes and other taxes, fees, duties, levies, withholdings, deductions or other charges of any nature whatsoever imposed by any taxing authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”), excluding any (i) taxes imposed on or measured by any Purchaser’s net income or franchise taxes (or other similar taxes imposed in lieu thereof) either (A) by the jurisdiction under which such Purchaser is organized or conducts business or (B) as a result of a present or former connection between such Purchaser and the jurisdiction imposing such tax (other than connections arising from such Purchaser having executed, delivered, become a party to, performed its obligation under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Investment Document), (ii) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Purchaser is located, (iii) in the case of any foreign Purchaser, any withholding tax that is imposed on amounts payable to such foreign Purchaser at the time such foreign Purchaser becomes a party to this Agreement, (iv) taxes imposed pursuant to FATCA, and (v) any taxes as a result of any Purchaser’s failure to comply with Section 3.1(d) (all excluded items being called “Excluded Taxes” and all Taxes that are not Excluded Taxes being called “Indemnified Taxes”). If any withholding or deduction from any payment to be made by the Companies hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Companies will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) in the case of amounts withheld or deducted in respect of Indemnified Taxes, pay to Agent for the account of Purchasers such additional amount or amounts as is necessary to ensure that the net amount actually received by each Purchaser will equal the full amount such Purchaser would have received had no such withholding or deduction been required. If any Indemnified Taxes are directly asserted against Agent or any Purchaser with respect to any payment received by Agent or such Purchaser hereunder, Agent or such Purchaser may pay such Indemnified Taxes and the Companies will promptly pay such additional amounts (including any penalty, interest or expense, except to the extent such penalty, interest or expense is imposed on Agent or the affected Purchaser for the time period after such Agent or Purchaser has received notice of liability for such Indemnified Tax and such Agent or Purchaser fails to make timely payment of such Tax) as is necessary in order that the net amount received by such Person after the payment of such Indemnified Taxes (including any Indemnified Taxes on such additional amount) shall equal the amount such Person would have received had such Indemnified Taxes not been asserted so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Agent or such Purchaser first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(b)        If the Companies fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of the respective Purchasers, the required receipts or other required documentary evidence, the Companies shall indemnify Purchasers for any incremental Taxes, interest or penalties that may become payable by any Purchaser as a result of any such failure. For purposes of this Section 3.1, a distribution hereunder by Agent or any Purchaser to or for the account of any Purchaser shall be deemed a payment by the Companies.

(c)        If Agent or any Purchaser determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Companies or with respect to which the Companies have paid additional or make-up amounts pursuant to Section 3.1, it shall pay over such refund to the Companies (but only to the extent of indemnity payments made, or additional or make-up amounts paid, including all interest, penalties and expenses, by the Companies under this Section 3.1 with respect to Indemnified Taxes giving rise to such refund), net of all reasonable expenses of Agent or such Purchaser and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided that the Companies, upon the request of Agent or such Purchaser, agree to repay the amount received (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Purchaser in the event Agent or such Purchaser is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Agent or any Purchaser to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Companies or any other Person.

(d)        (i)       Each Purchaser that is a U.S. person shall deliver to Company Representative and Agent on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement and from time to time thereafter upon the reasonable request of Company Representative or Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Purchaser is not subject to United State federal backup withholding tax.

(ii)        Each Purchaser that is organized under the laws of a jurisdiction other than the United States of America shall execute and deliver to Company Representative and Agent one or more (as the Companies or Agent may reasonably request) Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Purchaser’s entitlement to exemption from or reduced rate of withholding or deduction of Taxes.

(iii)       If a payment made to a Purchaser under any Investment Document would be subject to United States federal withholding tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Purchaser shall deliver to Company Representative and Agent at the time or times prescribed by law and at such time or times reasonably requested by Company Representative or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Company Representative or Agent as may be necessary for Company Representative and Agent to comply with their obligations under FATCA and to determine the amount to duct and withhold from such payment. For purposes of this subsection 3.1(d)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)       Each Purchaser agrees that if any form or certification it previously delivered under this subsection 3.1(d) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Company Representative and Agent in writing of its legal inability to do so.

3.2	Increased Cost.

(a)         If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation (other than the implementation of FATCA, as in effect, with respect to any Purchaser, as of the date such Purchaser becomes a party to this Agreement), or any change in the interpretation or administration of any applicable law, rule or regulation (other than FATCA) by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Purchaser with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose on any Purchaser any condition affecting its Note and the result is to increase the cost to (or to impose a cost on) such Purchaser of making or maintaining its Note, or to reduce the amount of any sum received or receivable by such Purchaser under this Agreement or under its Note with respect thereto, then upon demand by such Purchaser (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent and the Companies), the Companies shall pay directly to such Purchaser such additional amount as will compensate such Purchaser for such increased cost or such reduction to the extent arising from and in connection with, the Notes, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Purchaser first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(b)        If any Purchaser shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Purchaser or any Person controlling such Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Purchaser’s or such controlling Person’s capital as a consequence of such Purchaser’s obligations hereunder to a level below that which such Purchaser or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Purchaser’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Purchaser or such controlling Person to be material, then from time to time, upon demand by such Purchaser (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent and the Companies), the Companies shall pay to such Purchaser such additional amount as will compensate such Purchaser or such controlling Person for such reduction, to the extent arising from and in connection with, the Notes, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Purchaser first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(c)       Notwithstanding anything to the contrary contained herein, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall be deemed to constitute an adoption of, or change in, a law, rule or regulation, for purposes of subsection 3.2(a) above, and a change in, or the adoption or phase-in of, a law, rule or regulation regarding capital adequacy, for purposes of subsection 3.2(b) above, regardless of the date enacted, adopted or issued.

3.3	[Reserved].

3.4	[Reserved].

3.5	[Reserved].

3.6	[Reserved].

3.7	Mitigation of Circumstances; Replacement of Purchasers.

(a)       Each Purchaser shall promptly notify Company Representative and Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Purchaser’s reasonable judgment, otherwise disadvantageous to such Purchaser) to mitigate or avoid, any obligation by Companies to pay any amount pursuant to Section 3.1 or 3.2 (and, if any Purchaser has given notice of any such event and thereafter such event ceases to exist, such Purchaser shall promptly so notify Companies and Agent). Without limiting the foregoing, each Purchaser will designate a different funding office if such designation will avoid (or reduce the cost to Companies of) any event described above and such designation would not, in such Purchaser’s sole judgment, be otherwise disadvantageous to such Purchaser.

(b)        If (i) the Companies become obligated to pay additional amounts to any Purchaser pursuant to Section 3.1 or 3.2 or (ii) any Purchaser does not consent to any matter requiring its consent under Section 10.1 when the Required Purchasers have otherwise consented to such matter, then the Companies may within 90 days thereafter designate another lender which is acceptable to Agent (such other lender being called a “Replacement Purchaser”) to purchase the Notes of such Purchaser and such Purchaser’s rights hereunder, without recourse to or warranty by, or expense to, such Purchaser, for a purchase price equal to the outstanding principal amount of the Notes payable to such Purchaser plus any accrued but unpaid interest on such Notes and all accrued but unpaid fees owed to such Purchaser and any other amounts payable to such Purchaser under this Agreement, and to assume all the obligations of such Purchaser hereunder, all in compliance with Section 10.8.1. Upon such purchase and assumption (pursuant to an Assignment Agreement), such Purchaser shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Purchaser prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Companies hereunder, and the Replacement Purchaser shall succeed to the rights and obligations of such Purchaser hereunder.

3.8	Conclusiveness of Statements; Survival.

Determinations and statements of any Purchaser pursuant to Sections 3.1 and 3.2 shall be conclusive absent demonstrable error. Purchasers may use reasonable averaging and attribution methods in determining compensation under Sections 3.1 and 3.2, provided that all such methods are based on and evidenced by reasonable documentation of the applicable costs, expenses, losses, etc., and the provisions of such Sections shall survive repayment of the Notes, cancellation of the Notes and termination of this Agreement.

Section 4	Conditions to Closing by Purchasers.

4.1	Conditions.

The obligation of Purchasers to purchase the Senior Secured Notes is subject to the following conditions precedent, each of which shall be satisfactory in all respects to Agent:

4.1.1	[Reserved].

4.1.2	Representations and Warranties.

The representations and warranties of the Companies and the other Note Parties set forth in this Agreement and the other Investment Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

4.1.3	Prior Debt.

The Prior Debt, if any, has been paid in full (or concurrently with the purchase of Notes hereunder will be paid in full).

4.1.4	Related Transactions.

Note Parties shall have completed the other Related Transactions (or concurrently with the initial purchase of Notes hereunder, will complete such other Related Transactions) in accordance with the terms of the applicable Related Agreements (without any amendment thereto or waiver thereunder unless consented to by Purchasers).

4.1.5	Fees.

The Companies shall have paid all fees, costs and expenses due and payable under this Agreement and the other Investment Documents on the Closing Date.

4.1.6	Delivery of Investment Documents.

The Companies shall have delivered the following documents in form and substance satisfactory to Agent (and, as applicable, duly executed and dated the Closing Date or an earlier date satisfactory to Agent):

(a)        Agreement. This Agreement.

(b)        Notes. Notes for each Purchaser.

(c)        Collateral Documents. The Guarantee and Collateral Agreement, the Collateral Agency Agreement, all other Collateral Documents, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including intellectual property assignments and pledged Collateral, with undated irrevocable transfer powers executed in blank).

(d)        Financing Statements. Properly completed Uniform Commercial Code financing statements and other filings and documents required by law or the Investment Documents to provide Collateral Agent perfected Liens (subject only to Permitted Liens) in the Collateral.

(e)        Lien Searches. Copies of Uniform Commercial Code search reports listing all effective financing statements filed against any Note Party, with copies of such financing statements.

(f)        Payoff; Release. Payoff letters evidencing repayment in full of all Prior Debt, termination of all agreements relating thereto and the release of all Liens, if any, granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing.

(g)       [Reserved].

(h)       [Reserved]

(i)         Letter of Direction. A letter of direction containing funds flow information, with respect to the proceeds of the Notes on the Closing Date.

(j)         Authorization Documents. For each Note Party, such Person’s (i) charter (or similar formation document), certified by the appropriate Governmental Authority, (ii) good standing certificates in its state of incorporation (or formation) and in each other state requested by Agent, (iii) bylaws (or similar governing document), (iv) resolutions of its board of directors (or similar governing body, including the manager of a manager managed limited liability company) approving and authorizing such Person’s execution, delivery and performance of the Investment Documents to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its officers executing any of the Investment Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(k)       [Reserved].

(l)        [Reserved].

(m)       Financials. The financial statements, projections and pro forma balance sheet requested by Agent and the Purchasers prior to execution and delivery hereof.

(n)        Consents. Evidence or certification by the Companies that all necessary consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by each Note Party of the Investment Documents and the Related Transactions have been duly obtained and are in full force and effect.

(o)        Certified Documents. Copies of the Related Agreements certified by Company Representative’s secretary or an assistant secretary (or similar officer) as being in true, accurate and complete.

(p)        Other Documents. Such other certificates, documents and agreements as Agent or any Purchaser may reasonably request.

Section 5	Representations and Warranties.

To induce Agent and Purchasers to enter into this Agreement and to induce Purchasers to purchase the Notes, Companies represent and warrant to Agent and Purchasers that, both before and after giving effect to the Related Transactions:

5.1	Organization.

Each Company is a corporation or limited liability company, as applicable), validly existing and in good standing under the laws of the jurisdiction of its organization. Each other Note Party and Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization; and each Note Party and Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.2	Authorization; No Conflict.

Each Company and each other Note Party and Subsidiary is duly authorized to execute and deliver each Investment Document and each Related Agreement to which it is a party, such Company is duly authorized to borrow monies hereunder, and each Company and each other Note Party and Subsidiary is duly authorized to perform its Obligations under each Investment Document to which it is a party. The execution, delivery and performance by the Companies of this Agreement and by each Company and each other Note Party of each Investment Document to which it is a party, and the borrowings by the Companies hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws or other organizational documents of any Company or any other Note Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Companies or any other Note Party or any of their respective properties in such manner which could reasonably be expected to have a Materially Adverse Effect or (c) require, or result in, the creation or imposition of any Lien on any asset of the Companies, any Subsidiary or any other Note Party (other than Liens in favor of Collateral Agent created pursuant to the Collateral Documents).

5.3	Validity; Binding Nature.

Each of this Agreement and each other Investment Document to which the Companies or any other Note Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4	Financial Condition.

(a)       The audited consolidated financial statements of Holdings and its Subsidiaries as at their Fiscal Year ending December 31, 2016, and the unaudited consolidated financial statements of the Companies and their Subsidiaries as at October 31, 2017, copies of each of which have been delivered pursuant hereto, were, except as set forth on Schedule 5.4 hereto, prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended.

(b)       The consolidated financial projections (including an operating budget and a cash flow budget) of Holdings and its Subsidiaries for the period commencing on January 1, 2018 and ending December 31, 2022 delivered to Agent and Purchasers on or prior to the Closing Date were prepared by the Companies in good faith; provided that, it is understood by all parties hereto that such estimates, projections and forecasts are not to be viewed as facts and are subject to certain uncertainties and contingencies, some of which are beyond the control of the Note Parties.

5.5	No Material Adverse Effect.

Since December 31, 2016, there has been no Material Adverse Effect.

5.6	Litigation.

No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Companies’ knowledge, threatened against any Note Party or Subsidiary which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except as set forth in Schedule 5.6.

5.7	Ownership of Properties: Liens.

Each Company and each other Note Party and Subsidiary has a valid license or leasehold right to use, or owns good and, in the case of real property, if any, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (excluding patents, trademarks, trade names, service marks and copyrights, representations and warranties with respect to which are set forth in Section 5.18), which in each case are material to the operation of the business of such Company or other Note Party or Subsidiary, free and clear of all Liens, charges and claims (excluding infringement claims with respect to patents, trademarks, service marks, copyrights and the like, representations and warranties with respect to which are set forth in Section 5.18), except Permitted Liens.

5.8	Capitalization.

All issued and outstanding equity securities of the Companies, the other Note Parties and the Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Collateral Agent, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 5.8 sets forth the authorized equity securities and all of the issued and outstanding equity of each Note Party as of the Closing Date. All of the issued and outstanding equity of Holdings and Polyform is owned as set forth on Schedule 5.8 as of the Closing Date. As of the Closing Date, except as set forth on Schedule 5.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any equity interests of any Company, any other Note Party or any Subsidiary.

5.9	Pension Plans.

During the twelve-consecutive-month period prior to the Closing Date, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Companies, any other Note Party or any Subsidiary of any liability, fine or penalty that could reasonably be expected to have a Material Adverse Effect. All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Note Party or any Subsidiary or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither any Note Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and neither any Note Party nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent, in each case, that could reasonably be expected to have a Material Adverse Effect.

5.10	Investment Company Act.

No Company nor any other Note Party or Subsidiary is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

5.11	No Default.

No Event of Default or Default exists or would result from the incurrence by any Note Party of any Debt hereunder or under any other Investment Document.

5.12	Margin Stock.

No Company nor any other Note Party or Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations is secured directly or indirectly by Margin Stock.

5.13	Taxes.

Each Company and each other Note Party and Subsidiary has filed all U.S. federal income tax returns and all other material returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, and all other material taxes due and payable and not yet delinquent as of the date hereof, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

5.14	Solvency.

On the Closing Date, and immediately prior to and after giving effect to the initial purchase of Notes hereunder, with respect to the Companies and each other Note Party and Subsidiary, taken as a whole (a) the fair value of their assets is greater than the amount of their liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) they are able to realize upon their assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and (e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property and other assets would constitute unreasonably small capital.

5.15	Environmental Matters.

The on-going operations of the Companies and each other Note Party and Subsidiary comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to have a Material Adverse Effect. The Companies and each other Note Party and Subsidiary have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and each Company and each other Note Party and Subsidiary are in compliance with all material terms and conditions thereof, except, in each case, where the failure to do so could not reasonably be expected to result in material liability to the Companies or any other Note Party or Subsidiary and could not reasonably be expected to have a Material Adverse Effect. No Company, any other Note Party, any other Subsidiary or any of their respective properties or operations is subject to any outstanding written order from or agreement with any Federal, state or local Governmental Authority, nor is subject to and has received service of process of any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance, except for any order, agreement or proceeding that could reasonably be expected to result in material liability to the Companies or any other Note Party or Subsidiary and could not reasonably be expected to have a Material Adverse Effect. To the Companies’ actual knowledge, there are no Hazardous Substances or other conditions or circumstances giving rise to liability under any Environmental Law existing with respect to any property, or arising from operations prior to the Closing Date, of the Companies or any other Note Party that could reasonably be expected to have a Material Adverse Effect. To the Companies’ actual knowledge, no Note Party owns any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances.

5.16	Insurance.

Each Company and each other Note Party and Subsidiary and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of any Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Company or such other Note Party or Subsidiary operates. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.16.

5.17	Information.

All information furnished in writing by any Company or any other Note Party or Subsidiary to Agent or any Purchaser for purposes of or in connection with this Agreement and the transactions contemplated hereby is, taken as a whole, true and accurate in all material respects and does not omit to state any material fact necessary to make such information, when taken as a whole, not materially misleading in light of the circumstances under which made (it being recognized by Agent and Purchasers that any projections and forecasts provided by the Companies are based on good faith estimates and assumptions believed by the Companies to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

5.18	Intellectual Property.

Each Company and each other Note Party and Subsidiary owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Companies and the other Note Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

5.19	Restrictive Provisions.

No Company nor any other Note Party or Subsidiary is a party to any agreement or contract or subject to any restriction contained in its operative documents which could reasonably be expected to have a Material Adverse Effect.

5.20	Labor Matters.

As of the Closing Date, except as set forth on Schedule 5.20, no Company nor any other Note Party or Subsidiary is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Company or any other Note Party or Subsidiary that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Companies and the other Note Parties and Subsidiaries are not in violation in any material respect that could reasonably be expected to result in an enforcement action under the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters that could reasonably be expected to have a Material Adverse Effect.

5.21	Related Agreements.

The Companies have furnished to Agent a true and correct copy of the Related Agreements pursuant hereto. Each Company and, to the Companies’ knowledge, each other party to the Related Agreements, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby. As of the Closing Date, the other Related Transactions have been consummated (or concurrently with the initial purchase of Notes hereunder, will be consummated) in accordance with the terms of the applicable Related Agreements. The Related Transactions consummated on the Closing Date comply, or will comply as the case may be, with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by a Note Party and, to the Companies’ knowledge, each other party to the Related Agreements in connection with the Related Transactions have been, or will be, as the case may be, prior to consummation of the Related Transactions, duly obtained and are, or will be, as the case may be, in full force and effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions contemplated by such Related Agreements will have expired without any action being taken by any competent Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions. The execution and delivery of the Related Agreements on the Closing Date did not, or will not, as the case may be, and the consummation of the Related Transactions did not, or will not, as the case may be, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on the Companies or any other Note Party or, to the Companies’ knowledge, any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Company or any other Note Party is a party or by which the Companies or any other Note Party is bound or, to the Companies’ knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound in such manner which could reasonably be expected to have a Materially Adverse Effect. As of the Closing Date, each of the representations and warranties contained in the Related Agreements made by any Note Party is true and correct in all material respects. As of the Closing Date, to each Company’s knowledge, each of the representations and warranties contained in the Related Agreements made by any Person other than such Company is true and correct except as otherwise would not reasonably be expected to have a Material Adverse Effect.

5.22	[Reserved].

5.23	Compliance with Laws.

Each Note Party and each Subsidiary is in compliance with, and is conducting and has conducted its respective business and operations in material compliance with the requirements of all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where the failure to comply in any instance or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 6	Affirmative Covenants.

Until all Obligations have been Paid in Full, the Companies agree that, unless at any time Required Purchasers shall otherwise expressly consent in writing, they will:

6.1	Information.

Furnish to Agent and each Purchaser:

6.1.1	Annual Report.

Promptly when available and in any event within [75] days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Companies and the Subsidiaries for such Fiscal Year, including therein a consolidated balance sheet and statement of earnings and cash flows of the Companies and the Subsidiaries as at the end of such Fiscal Year, certified without qualification (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Companies’ independent certified public accountants) by independent auditors of recognized standing selected by the Companies and reasonably acceptable to Agent, and (b) a comparison with the previous Fiscal Year together with a comparison of actual results for such Fiscal Year with the budget for such Fiscal Year, each certified by a Responsible Officer of Company Representative.

6.1.2	Interim Reports.

Promptly when available and in any event within (i) with respect to each month which is the last month of a Fiscal Quarter, [twenty (20)] days after the end of each such month, and (ii) with respect to each month which is not the last month of a Fiscal Quarter, thirty (30) days after the end of each such month, a consolidated balance sheet of the Companies and their respective Subsidiaries as of the end of such month, together with a consolidated and, if available, a consolidating, statement of earnings and a consolidated statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Responsible Officer of Company Representative as being prepared in accordance with GAAP (subject to the absence of footnotes and to normal year-end adjustments) and fairly presenting in all material respects the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended.

6.1.3	Compliance Certificate; MD&A.

Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.1.1 and [twenty (20)] days after the end of each month which is the last month of a Fiscal Quarter, including the fourth Fiscal Quarter of each Fiscal Year, (and as required by Annex III pursuant to Section 7.11) (i) a duly completed Compliance Certificate, with appropriate insertions, dated the date of such annual report or such quarter-end statements, and signed by a Responsible Officer of Company Representative, containing a computation of each of the financial ratios and restrictions set forth in Section 7.14 and to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such event, describing it, (ii) a duly completed Excess Cash Flow Certificate, with appropriate insertions, dated the date of Excess Cash Flow for such period and (iii) a written statement of the Companies’ management setting forth a discussion of the Companies’ financial condition, changes in financial condition and results of operations.

6.1.4	Reports to SEC and Shareholders.

Promptly upon the filing or sending thereof, copies of (a) all regular, periodic or special reports of each Note Party or Subsidiary filed with the Securities Exchange Commission, (b) all registration statements of each Note Party filed with the Securities Exchange Commission (other than on Form S-8) and (c) all proxy statements or other communications made to security holders generally.

6.1.5	Notice of Default; Litigation; ERISA Matters.

Promptly upon a Responsible Officer becoming aware of any of the following, written notice describing the same and the steps being taken by the Companies or the applicable Note Party or Subsidiary affected thereby with respect thereto:

(a)       the occurrence of an Event of Default or a Default;

(b)       any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Companies to Purchasers which has been instituted or, to the knowledge of the Companies, is threatened against the Companies or any other Note Party or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

(c)       the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Companies or any other Note Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Companies or any other Note Party with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d)       any cancellation or material change in any insurance maintained by the Companies or any other Note Party or Subsidiary; or

(e)       any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation affecting any Note Party) which could reasonably be expected to have a Material Adverse Effect.

6.1.6	[Reserved].

6.1.7	Management Report.

Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Companies or any other Note Party or Subsidiary by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Companies or any other Note Party or Subsidiary.

6.1.8	Projections.

As soon as practicable, and in any event not later than thirty (30) days after the commencement of each Fiscal Year, financial projections for the Companies and their respective Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Companies to Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Agent, the delivery of which shall be deemed a representation by the Companies that such projections were prepared by the Companies in good faith; provided, it is understood by all parties hereto that such estimates, projections and forecasts are not viewed as facts and are subject to certain uncertainties and contingencies, some of which are beyond the control of the Note Parties.

6.1.9	Subordinated Debt Notices.

Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.

6.1.10	Updated Schedules to Guarantee and Collateral Agreement.

Contemporaneously with the furnishing of each annual audit report pursuant to Section 6.1.1, updated versions of the Schedules to the Guarantee and Collateral Agreement showing information as of the date of such audit report (it being agreed and understood that this requirement shall be in addition to the notice and delivery requirements set forth in the Guarantee and Collateral Agreement).

6.1.11	Other Information.

Promptly from time to time, such other information concerning the Companies or any other Note Party or Subsidiary as any Purchaser or Agent may reasonably request.

6.2	Books; Records; Inspections.

Keep, and cause each other Note Party and Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Note Party to permit, Agent (accompanied by any Purchaser) or any representative thereof to inspect the properties and operations of the Companies or such other Note Party; and permit, and cause each other Note Party, at any reasonable time and with reasonable notice, to permit (or at any time without notice if an Event of Default exists), Agent (accompanied by any Purchaser) or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Companies hereby authorize such independent auditors to discuss such financial matters with any Purchaser or Agent or any representative thereof), and to examine any of its books or other records; and permit, and cause each other Note Party, at any reasonable time and with reasonable notice, to permit Agent and its representatives to inspect the Collateral and other tangible assets of the Companies or such Note Party, to perform appraisals of the equipment of the Companies or such Note Party, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral. So long as no Event of Default or Default exists, (i) such inspections or audits by Agent (including any request by Agent to any Note Party’s independent public accountants) shall be in a manner that does not unduly interfere with the business and operations of the Note Parties and their Subsidiaries, (ii) the Companies shall receive reasonable prior notice of such inspection and/or audit and (iii) notwithstanding any other provision hereof or of any other Investment Document, the Companies shall not be required to reimburse Agent for more than one appraisal and audit each Fiscal Year.

6.3	Maintenance of Property; Insurance.

(a)       Keep, and cause each other Note Party and Subsidiary to keep, all property necessary in the business of the Companies or such other Note Party or Subsidiary in good working order and condition, ordinary wear and tear excepted.

(b)       Maintain, and cause each other Note Party and Subsidiary to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, including Flood Insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated. Notwithstanding the foregoing, Flood Insurance shall not be required for (x) real property not located in a Special Flood Hazard Area or (y) real property located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program. Upon request of Collateral Agent or any Secured Party, the Companies shall furnish to Collateral Agent or such Secured Party a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Companies and each other Note Party or Subsidiary. The Companies shall cause each issuer of an insurance policy insuring the Companies or any other Note Party (or their respective property) to provide Collateral Agent with an endorsement (i) showing Collateral Agent as a loss payee with respect to each policy of property or casualty insurance and naming Collateral Agent as an additional insured with respect to each policy of liability insurance and (ii) providing that such issuer will provide thirty (30) days’ notice (or ten (10) days’ notice in the case of non-payment) to Collateral Agent prior to any cancellation of, or reduction or change in coverage provided by or other material modification to such policy. If requested by Collateral Agent, the Companies shall execute and deliver, and cause each other applicable Note Party to execute and deliver, to Collateral Agent a collateral assignment, in form and substance satisfactory to Collateral Agent, of each business interruption insurance policy maintained by the Note Parties.

(c)       Unless the Companies provide Collateral Agent with evidence of the continuing insurance coverage required by this Agreement within two (2) Business Days of Collateral Agent’s written request therefor, Collateral Agent may purchase insurance at the Companies’ expense to protect Collateral Agent’s and Secured Parties’ interests in the Collateral. This insurance may, but need not, protect the Companies and each other Note Party’s interests. The coverage that Collateral Agent purchases may, but need not, pay any claim that is made against the Companies or any other Note Party in connection with the Collateral. The Companies may later cancel any insurance purchased by Collateral Agent, but only after providing Collateral Agent with evidence that the Companies have obtained the insurance coverage required by this Agreement. If Collateral Agent purchases insurance for the Collateral, as set forth above, the Companies will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Notes owing hereunder.

6.4	Compliance with Laws; Payment of Taxes and Liabilities.

(a)       Comply, and cause each other Note Party and Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Note Party to ensure, that no person who owns a controlling interest in or otherwise controls a Note Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause each other Note Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations and (d) pay, and cause each other Note Party to pay, prior to delinquency, all material taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Companies or any other Note Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.5	Maintenance of Existence.

Maintain and preserve, and (subject to Section 7.5) cause each other Note Party and Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

6.6	Employee Benefit Plans.

Maintain, and cause each other Note Party and Subsidiary to maintain, each Pension Plan (if any) in compliance with all applicable requirements of law and regulations, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

6.7	Environmental Matters.

If any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Companies or any other Note Party or Subsidiary, cause, or direct the applicable Note Party or Subsidiary to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets where the failure to do so would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Companies shall, and shall cause each other Note Party and Subsidiary to, comply in all material respects with each valid Federal or state judicial or administrative order requiring the performance at any real property by the Companies or any other Note Party or Subsidiary of activities in response to the release or threatened release of a Hazardous Substance.

6.8	Further Assurances.

Take, and cause each other Note Party and Subsidiary to take, such actions as are necessary or as Collateral Agent or the Required Purchasers may reasonably request from time to time to ensure that the Obligations of the Companies and each other Note Party under the Investment Documents are secured by a first priority perfected Lien in favor of Collateral Agent (subject only to the Permitted Liens and except as otherwise expressly provided by the Investment Documents) on substantially all of the present and future assets (other than Excluded Property, as defined in the Guarantee and Collateral Agreement) of the Companies and each Note Party (as well as all equity interests of the Companies and each Domestic Subsidiary) and guaranteed by each Note Party (including, promptly upon the acquisition or creation thereof, any Domestic Subsidiary acquired or created after the Closing Date), in each case including (a) the execution and delivery of (i) guaranties, security agreements, pledge agreements and (ii) mortgages or deeds of trust (as applicable) for all real property Collateral with a fair market value equal to or greater than $1,000,000, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession. Without limiting the generality of the foregoing:

(i)       the Companies shall, and shall cause each other Note Party to pledge all of the capital stock and other equity interests of each of its Domestic Subsidiaries and First Tier Foreign Subsidiaries (and provided that with respect to any such First Tier Foreign Subsidiary, such pledge shall be limited to sixty-five percent (65%) of such First Tier Foreign Subsidiary’s outstanding voting capital stock and other equity interests and one hundred percent (100%) of such First Tier Foreign Subsidiary’s outstanding non-voting capital stock and other equity interests) to Collateral Agent, for the benefit of Collateral Agent and the Secured Parties, to secure the Obligations.

(ii)      in the event any Note Party acquires a fee ownership interest in any parcel or group of related parcels of real property not constituting Excluded Real Property, within sixty (60) days of such acquisition (or such longer period as may be agreed to by Collateral Agent), the Companies shall, or shall cause the applicable Note Party to, execute and/or deliver to Collateral Agent (unless otherwise waived in writing by Agent), (v) an appraisal and flood determination in each case complying with FIRREA, (w) to the extent such real property is located in a Special Flood Hazard Area, evidence of Flood Insurance as required by Section 6.3(b), (x) a fully executed Mortgage securing all Obligations, in form and substance reasonably satisfactory to Collateral Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Collateral Agent, in form and substance reasonably satisfactory to Collateral Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens other than Permitted Liens, (y) to the extent required in order to obtain a title insurance policy (without survey exception or qualification) for such real property, then current A.L.T.A. surveys, certified to Collateral Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) if obtained by such Note Party in connection with the acquisition of such real property, an environmental site assessment prepared by a qualified firm; and

(iii)       notwithstanding anything to the contrary in this Agreement or any Investment Document, no Note Party shall be required to pledge or grant security interests in any particular assets if the Collateral Agent and the Company Representative mutually agree that the costs of creating or perfecting such pledges or security interests in such assets (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Purchasers afforded thereby.

6.9	[Reserved].

6.10	Post-Closing Obligations.

Notwithstanding the conditions precedent set forth in Section 4 above, the Companies have informed Agent and the Purchasers that certain of such items required to be delivered to Agent or otherwise satisfied as conditions precedent to the effectiveness of this Agreement will not be delivered to Agent as of the date hereof. Therefore, with respect to the items set forth on Schedule 6.10 or pursuant to any letter agreement between the Companies and Agent (collectively, the “Outstanding Items”), and notwithstanding anything to the contrary contained herein or in any other Investment Document, the Companies shall deliver or otherwise satisfy each Outstanding Item to Agent in the form, manner and time set forth thereon for such Outstanding Item or as Agent may otherwise agree in its sole discretion.

Section 7	Negative Covenants.

Until all Obligations have been Paid in Full, the Companies agree that, unless at any time Required Purchasers shall otherwise expressly consent in writing, it will:

7.1	Debt.

Not, and not permit any other Note Party or Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

(a)       Obligations under this Agreement and the other Investment Documents, and Debt evidenced by the Shareholder Notes;

(b)       Debt secured by Liens permitted by Section 7.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $600,000;

(c)       Debt of the Companies to any Wholly-Owned Domestic Subsidiary or Debt of any Wholly-Owned Domestic Subsidiary to the Companies or another Wholly-Owned Domestic Subsidiary of the Companies; provided that, if requested by Agent, such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to Agent and pledged and delivered to Agent pursuant to the Guarantee and Collateral Agreement as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations hereunder in a manner reasonably satisfactory to Agent;

(d)       Hedging Obligations for bona fide hedging purposes (and not for speculation);

(e)       Debt described on Schedule 7.1 as of the Closing Date, and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(f)       [Reserved];

(g)       Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 7.5;

(h)       (i) (A) Permitted Seller Debt and (B) Debt of a Subsidiary of a Company acquired pursuant to a Permitted Acquisition (or Debt of a Target assumed at the time of a Permitted Acquisition of such Target) so long as such Debt was not incurred in contemplation of such Permitted Acquisition; provided, that the aggregate outstanding amount of all Debt permitted by this Section 7.1(h)(i) shall not exceed $750,000 at any time, and (ii) Permitted Earn-Outs in an aggregate amount outstanding not to exceed $750,000 at any time (for purposes of this Section 7.1(h), the amount outstanding determined as the maximum amount potentially payable in respect of such Permitted Earn-Out in accordance with the terms thereof);

(i)        Contingent Obligations arising under guarantees by a Note Party of Debt or other obligations of any other Note Party (other than Holdings), which Debt or other obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(j)        Debt consisting of unpaid insurance premiums (not in excess of one (1) year’s premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(k)       unsecured guarantees (i) made in the ordinary course of business with respect to appeal bonds; (ii) made in the ordinary course of business with respect to surety bonds, customs bonds, performance bonds, bid bonds, completion guarantees and similar obligations, in each case to the extent such bonds, guarantees or other obligations are permitted under clause (l) below, or (iii) arising as a result of customary indemnification obligations to purchasers that are not Affiliates of a Note Party in connection with any disposition permitted by Section 7.5 hereof;

(l)        indebtedness incurred in the ordinary course of business under (i) appeal bonds and (ii) surety bonds, customs bonds, performance bonds, bid bonds, completion guarantees and similar obligations in an aggregate amount, with respect to this clause (ii), not to exceed $600,000 at any time outstanding;

(m)      unsecured Debt of Holdings owing to former employees, officers, or directors (or any spouses, former spouses, or estates of any of the foregoing) of Holdings, the Companies and their Subsidiaries to finance the repurchase by Holdings of equity interests of Holdings that have been issued to such Persons upon the death or separation from employment thereof, so long as (i) no Event of Default has occurred and is continuing at the time of issuance or would result from the incurrence of such Debt and (ii) the aggregate amount of all such Debt outstanding at any one time does not exceed $600,000;

(n)       unsecured indebtedness representing deferred compensation or similar obligations to employees, officers and directors incurred in the ordinary course of business;

(o)       [Reserved];

(p)       [Reserved];

(q)       Debt in connection with permitted intercompany advances, loans and contributions permitted by Section 7.11(q) below;

(r)        Contingent payment obligations and contingent liabilities in respect of customary indemnification obligations and customary post-closing adjustments or “true-ups” of purchase price in connection with any Permitted Acquisition;

(s)       accrued unpaid management fees, in an aggregate amount not to exceed $600,000 per Fiscal Year, to the extent not permitted to be paid pursuant to Section 7.4(h); and

(t)       other unsecured Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $1,000,000.

7.2	Liens.

Not, and not permit any other Note Party or Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)       Liens for taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(b)       Liens arising in the ordinary course of business, such as (i) Liens of carriers, warehousemen, mechanics, landlords and materialmen and other similar Liens imposed by law, (ii) Liens arising by statute or ordinance and incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, customs bonds, bids, performance bonds, completion guarantees and similar obligations for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed and (iii) good faith deposits in connection with tenders, bids, contracts or leases to which any Note Party is a party or other cash deposits, in each case required to be made in the ordinary course of business;

(c)       Liens described on Schedule 7.2 as existing as of the Closing Date and any replacement Liens that do not increase the obligations secured thereby or the collateral subject thereto;

(d)       subject to the limitation set forth in Section 7.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by the Companies or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

(e)       attachments, appeal bonds, judgment and other similar Liens, for sums not exceeding $600,000 arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)       easements, rights of way, licenses, restrictions, minor defects or irregularities in title and other similar Liens and encumbrances against real property owned or leased by a Note Party not interfering in any material respect with the ordinary conduct of the business of the Companies or any Subsidiary;

(g)       Liens arising under the Investment Documents, including the Shareholder Notes;

(h)       the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof);

(i)        Liens securing Debt permitted under Section 7.1(j) hereof on the policies being financed, including in respect thereof, all returns of premium, dividend payments and loss payments which reduce unearned premiums;

(j)        any interest or title of a lessor, licensor, sublessor or sublicensor under any lease or license permitted by this Agreement;

(k)       non-exclusive licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of the Note Parties or any of their Subsidiaries;

(l)        customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other similar financial institutions where any Note Party maintains deposits, solely to the extent incurred in connection with the maintenance of deposit accounts at such institutions in the ordinary course of business;

(m)      Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code and other banker’s liens or rights of set off arising by operation of Law in favor of banks or other depository institutions;

(n)       Liens on earnest money deposits made in cash by the Companies or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(o)       Liens consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a disposition permitted by Section 7.5 hereof, solely to the extent such disposition would have been permitted under this Agreement on the date of the creation of such Lien;

(p)       [Reserved];

(q)       Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course;

(r)        Liens consisting of cash deposits in an aggregate amount not in excess of $600,000 securing Debt permitted under Section 7.1(l); and

(s)       other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000;

7.3	[Reserved].

7.4	Restricted Payments.

Not, and not permit any other Note Party or Subsidiary to, (a) make any dividend or other distribution to any of its equity holders (other than dividends or distributions payable in its stock, membership interests, or other equity interests not constituting Disqualified Stock), (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management or other similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt or (e) set aside funds for any of the foregoing (each of the foregoing, a “Restricted Payment”). Notwithstanding the foregoing;

(a)       any Subsidiary may pay dividends or make other distributions to the Companies or to a Wholly-Owned Domestic Subsidiary;

(b)       Companies may make distributions to Holdings, to permit Holdings to pay with respect to a consolidated, combined, unitary or similar type tax return with Holdings, U.S. federal, state and local income taxes then due and payable in respect of such return, provided that the amount of such distributions shall not be greater than the amount of such taxes that would have been due and payable by the Companies (and their relevant Subsidiaries) had the Companies not filed a consolidated, combined, unitary or similar type return with Holdings and franchise taxes and other similar corporate expenses of Holdings incurred in the ordinary course of business;

(c)       in each case to the extent due and payable as permitted under the subordination agreement or subordination provisions applicable thereto, the Companies and any applicable Subsidiary may make regularly scheduled principal and interest payments in respect of Permitted Seller Debt and required payments in respect of Permitted Earn-Outs, subject to there being, in each case, immediately before and immediately after giving effect thereto: (A) no Default or Event of Default and (B) no violation of Section 7.14 hereof, as determined on a pro forma basis for the most recent Computation Period (or, with respect to periods prior to March 31, 2018, the Computation Period ending March 31, 2018), recomputed for the most recent month for which financial statements shall have been delivered pursuant to Section 6.1.2 hereof;

(d)       so long as no Event of Default exists or would result therefrom, the Companies may make distributions to Holdings to permit Holdings to redeem securities of Holdings held by officers, directors and employees of Holdings, the Companies or any of their Subsidiaries upon the death or separation from employment thereof, in an amount not to exceed $1,500,000 in the aggregate after the date hereof;

(e)       Holdings may redeem, retire, purchase, repurchase or otherwise acquire its equity interests or the equity interests of any parent entity of Holdings at any time, so long as such transactions are completed solely with the proceeds of an Excluded Issuance described in clause (a)(iii) of the definition of Excluded Issuance;

(f)       the Companies may make required payments in respect of Subordinated Debt (other than Permitted Seller Debt and Permitted Earn-Outs), in each case, to the extent permitted by the applicable subordination terms or subordination agreement;

(g)       so long as no Event of Default exists or would result therefrom, the Companies may make cash distributions to Holdings in an aggregate amount not to exceed $400,000 in any Fiscal Year in order to pay customary holding company fees, costs and expenses;

(h)       so long as no Specified Event of Default exists or would result therefrom, the Note Parties may make payments of management fees to Sponsor and its Affiliates in an aggregate amount not to exceed $600,000 in any Fiscal Year; provided that if at any time any such management fees are not permitted to be paid as a result of the occurrence and continuance of a Specified Event of Default, then (i) such amounts shall continue to accrue, and (ii) any such amounts that have accrued but were not permitted to be paid may thereafter be paid when no Specified Events of Default are continuing or would result therefrom;

(i)       the Note Parties may pay out-of-pocket costs or expenses incurred by Sponsor and its Affiliates in connection with their management of the Companies and the other Note Parties in an aggregate amount not to exceed $400,000 per Fiscal Year;

(j)       the Note Parties may make (and/or the Companies may make distributions to Holdings to permit Holdings to make, as applicable) indemnification payments to Sponsor and its Affiliates in their capacity as equity owners or as board members, observers or managers pursuant to (i) the Management Agreement or (ii) Article VI of the bylaws of Holdings as in effect on the Closing Date;

(k)      the Note Parties may make distributions sufficient to enable the payments of fees, costs and expenses to any individual directors or managers of Holdings in an aggregate amount not to exceed $400,000 in any Fiscal Year;

(l)       distributions and payments as and when required under the terms of the Shareholder Notes as in effect on the date hereof or as modified from time to time in accordance with the Collateral Agency Agreement, and subject to the terms of the Collateral Agency Agreement;

(m)     the Note Parties may make payments of transaction fees and expenses actually incurred by Sponsor and Levine Leichtman Capital Partners, LLC and its Affiliates in connection with the consummation of the transactions contemplated by this Agreement, the Merger Agreement and the Related Agreements; and

(n)      during any given Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2018, the Companies may make a single Restricted Payment to Holdings to permit Holdings to pay dividends to its equityholders from the proceeds of such cash distribution, but only to the extent that (w) no Default or Event of Default then exists or would result therefrom, (x) immediately before and immediately after giving effect thereto, the Total Debt to Adjusted EBITDA Ratio, recomputed for the most recent month for which financial statements have been delivered, shall not exceed 4.00 to 1.00 and (y) no later than two (2) Business Days prior to the making of any such Restricted Payment, the Companies shall have delivered to Agent a certificate signed by a Responsible Officer demonstrating, in reasonable detail, compliance with the foregoing clauses (x) and (y).

7.5	Mergers; Consolidations; Asset Sales.

(a)      Not, and not permit any other Note Party or Subsidiary to, be a party to any merger or consolidation, except for (i) any such merger or consolidation of any Subsidiary with and into the Companies or any Wholly-Owned Domestic Subsidiary or of any Foreign Subsidiary with another Foreign Subsidiary and (ii) Permitted Acquisitions.

(b)      Not, and not permit any other Note Party or Subsidiary to, sell, transfer, dispose of, convey or lease any of its assets (including equity interests owned by it), or sell or assign with or without recourse any receivables, except for:

(i)        sales of inventory in the ordinary course of business;

(ii)       sales and dispositions of assets (excluding any equity interests of the Companies or any Subsidiary) for at least fair market value (as determined by the board of directors (or similar governing body, including the manager of a manager managed limited liability company) of the Companies) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $600,000;

(iii)      the use of cash or Cash Equivalent Investments in a manner not prohibited by the Investment Documents and the making of Investments otherwise permitted hereunder;

(iv)      non-exclusive licenses, sublicenses, leases or subleases granted between Note Parties or to third parties in the ordinary course of business not interfering with the business of the Note Parties;

(v)       the lapse, abandonment or other dispositions of intellectual property that is, in the reasonable good faith judgment of a Note Party, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Note Parties or any of their Subsidiaries;

(vi)      dispositions resulting from casualty events, provided the proceeds thereof are applied in accordance with the terms of this Agreement, as applicable, and abandonment or similar disposition of non-saleable damaged property;

(vii)     dispositions in the ordinary course of business of obsolete or worn-out equipment, raw materials and inventory, in each case, no longer used or useful in the business of any Note Party;

(viii)    the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(ix)      the granting of Permitted Liens;

(x)       any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property; and

(xi)      (A) the surrender or termination of contractual rights in the ordinary course of business and subject to the exercise of reasonable business judgment of such Note Party or Subsidiary or (B) the settlement, release, termination, waiver, release or surrender of any contract, tort or other litigation claims in the ordinary course of business and subject to the exercise of reasonable business judgment of such Note Party or Subsidiary.

7.6	Modification of Organizational Documents.

Not permit the charter, by-laws or other organizational documents of the Companies or any other Note Party or Subsidiary to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of Agent or any Purchaser.

7.7	Use of Proceeds.

Use the proceeds of the Notes, solely to refinance the Prior Debt, to fund a portion of the Merger Consideration (as defined in the Merger Agreement), to pay a portion of the fees and expenses related to the Related Transactions and the other transactions contemplated hereunder, for Permitted Acquisitions and permitted Investments, and for other general business purposes of the Companies and the Subsidiaries; and not use or permit any proceeds of any Note to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

7.8	Transactions with Affiliates.

Not, and not permit any other Note Party or Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates, which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates, except;

(i)       transactions, arrangements and contracts which are on terms which are not less favorable to it or such other Note Party or Subsidiary than are obtainable from any Person which is not one of its Affiliates;

(ii)      as expressly permitted by this Agreement and the other Investment Documents;

(iii)     the consummation of the Related Transactions;

(iv)     the Shareholder Notes; and

(v)      the Management Agreement.

7.9	Inconsistent Agreements.

Not, and not permit any other Note Party or Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Companies hereunder or by the performance by the Companies or any other Note Party of any of its Obligations hereunder or under any other Investment Document, (b) prohibit the Companies or any other Note Party from granting to Collateral Agent and the Secured Parties a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any other Note Party to (i) pay dividends or make other distributions to the Companies or any other Subsidiary, or pay any Debt owed to the Companies or any other Subsidiary, (ii) make loans or advances to the Companies or any other Note Party or (iii) transfer any of its assets or properties to the Companies or any other Note Party other than (A) customary restrictions and conditions contained in agreements relating to the sale of the capital stock or assets of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the capital stock or assets to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases, licenses and other contracts restricting the assignment thereof.

7.10	Business Activities.

Not, and not permit any other Note Party or Subsidiary to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related or ancillary thereto. Not, and not permit any other Note Party or Subsidiary of any Note Party to, issue any equity interest that is Disqualified Stock.

7.11	Investments.

Not, and not permit any other Note Party or Subsidiary to, make or permit to exist any Investment in any other Person, except the following:

(a)       contributions by the Companies to the capital of any Wholly-Owned Domestic Subsidiary, or by any Subsidiary to the capital of any other Wholly-Owned Domestic Subsidiary of the Companies, so long as the recipient of any such capital contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its equity interests and substantially all of its real and personal property, in each case in accordance with Section 6.8;

(b)       Investments constituting Debt permitted by Section 7.1(c) or Section 7.1(d);

(c)       Contingent Obligations constituting Debt permitted by Section 7.1 or Liens permitted by Section 7.2;

(d)       Cash Equivalent Investments;

(e)       bank deposits in the ordinary course of business;

(f)       Investments received in satisfaction of judgments, settlements of debts or compromises of obligations or as consideration for the settlement, release or surrender of a contract, tort or other litigation claim, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of an Account Debtor, upon the foreclosure or enforcement of any Lien in favor of a Note Party or its Subsidiaries or in connection with any settlement of delinquent accounts in the ordinary course of business;

(g)      Investments listed on Schedule 7.11 as of the Closing Date;

(h)      any purchase or other acquisition by the Companies or any Wholly-Owned Domestic Subsidiary of the Companies of the assets or equity interests of any Domestic Subsidiary of the Companies;

(i)       Permitted Acquisitions;

(j)       promissory notes and other non-cash consideration received in connection with Dispositions permitted pursuant to Section 7.5 hereof;

(k)       advances made in connection with purchases of goods or services in the ordinary course of business;

(l)       cash deposits made in the ordinary course of business to secure performance of (i) Operating Leases and (ii) other contractual obligations that do not constitute Debt;

(m)       non-cash loans to employees, officers and directors of the Companies or any of their respective Subsidiaries for the purpose of purchasing equity interests in Holdings so long as the proceeds of such loans are used in their entirety concurrently with their issuance to purchase such equity interests in Holdings;

(n)       earnest money deposits made in cash in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(o)       guarantees permitted under Section 7.1;

(p)       investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(q)       loans, capital contributions or other advances made by (i) any Note Party to or in any other Note Party (other than Holdings), (ii) any Note Party to or in any non- Note Party in an aggregate (in the case of loans and other advances, principal) amount, for all such loans, capital contributions and other advances made by all Note Parties, not to exceed $300,000 at any time outstanding, provided that all such loans and other advances made by a Note Party shall be evidenced by notes to be pledged, endorsed and delivered to Agent, and (iii) any non-Note Party to or in any other non- Note Party or to or in any Note Party;

(r)       other Investments (excluding any Investments consisting of general partnership interests or other equity securities with unlimited equity holder liability) loans and advances in addition to those otherwise permitted by this Section to the extent the aggregate amount of such other Investments, loans and advances made after the date hereof does not exceed $1,000,000 in the aggregate at any time outstanding;

(s)       promissory notes for the purpose of settling delinquent accounts receivable;

(t)       trade credit extended in the ordinary course of business;

(u)       advances to employees and independent contractors, with respect to expenses incurred or to be incurred by such Person, which expenses (i) are ordinary and necessary business expenses, and (ii) do not exceed in the aggregate $250,000, outstanding at any one time;

(v)       advances to customers made in connection with sales of goods or services to those customers in the ordinary course of business; and

(w)       Investments made solely to fund any deferred compensation plans of any Note Party for its employees which deferred compensations plans have been approved in advance and in writing by Agent.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

7.12	Restriction of Amendments to Certain Documents.

Not amend or otherwise modify, or waive (or permit any other Note Party or any Subsidiary to amend, modify or waive) any rights under any Related Agreement or the Management Agreement, other than amendments, modifications and waivers not materially adverse to the interests of Agent or any Purchaser, without the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed).

7.13	Fiscal Year.

Not change its Fiscal Year.

7.14	Financial Covenants.

7.14.1	Fixed Charge Coverage Ratio.

Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than 1.00 to 1.00 commencing with the Fiscal Quarter ending March 31, 2018.

7.14.2	[Reserved].

7.14.3	[Reserved].

7.14.4	Total Debt to Adjusted EBITDA Ratio.

Not permit the Total Debt to Adjusted EBITDA Ratio as of the last day of any Computation Period set forth below to exceed the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Total Debt to Adjusted EBITDA Ratio

March 31, 2018	5.75 to 1.00
June 30, 2018	5.75 to 1.00
September 30, 2018	5.75 to 1.00

Computation Period Ending	Total Debt to Adjusted EBITDA Ratio
December 31, 2018	5.75 to 1.00
March 31, 2019	5.75 to 1.00
June 30, 2019	5.75 to 1.00
September 30, 2019	5.75 to 1.00
December 31, 2019	5.75 to 1.00
March 31, 2020	5.75 to 1.00
June 30, 2020	5.75 to 1.00
September 30, 2020	5.75 to 1.00
December 31, 2020	5.75 to 1.00
March 31, 2021	5.75 to 1.00
June 30, 2021	5.75 to 1.00
September 30, 2021	5.75 to 1.00
December 31, 2021	5.75 to 1.00
March 31, 2022	5.75 to 1.00
June 30, 2022	5.75 to 1.00
September 30, 2022	5.75 to 1.00
December 31, 2022	5.75 to 1.00

7.15	Bank Accounts; Account Control Agreements.

Not, and not permit any other Note Party, to maintain or establish any new bank accounts other than the bank accounts set forth on Schedule 7.15 (which bank accounts constitute all of the deposit accounts, securities accounts or other similar accounts maintained by the Note Parties as of the Closing Date) without prior written notice to Collateral Agent and unless, if requested by Collateral Agent, Collateral Agent, such Company or such other applicable Note Party and the bank or other financial institution at which the account is to be opened enter into an account control agreement, in form and substance satisfactory to Collateral Agent, regarding such bank account pursuant to which such bank and the applicable Note Party acknowledges the security interest and control of Agent in such account and agrees to limit its set-off rights with respect thereto. It is understood and agreed that, in the case of any Exempt Account, (i) the foregoing requirement to deliver an account control agreement shall not apply and (ii) notice of the opening of such Exempt Account shall not be required until promptly after the opening thereof.

7.16	Subsidiaries.

Not, and not permit any other Note Party to, establish or acquire any Subsidiary except for a Subsidiary that is a Target in a Permitted Acquisition, a Wholly-Owned Domestic Subsidiary of a Company formed for the sole purpose of consummating a Permitted Acquisition, or the formation of a Wholly-Owned Domestic Subsidiary of a Company, provided that in the case of each of the foregoing, the Companies have (and have caused the applicable Subsidiary to have) complied with the applicable further assurances obligations set forth in Section 6.8 hereof.

Section 8	Events of Default; Remedies.

8.1	Events of Default.

Each of the following shall constitute an Event of Default under this Agreement:

8.1.1	Non-Payment of Credit.

Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five (5) Business Days, in the payment when due of any interest, fee or other amount payable by any Note Party hereunder or under any other Investment Document.

8.1.2	Default Under Other Debt.

(i) After giving effect to all applicable grace and cure periods, any default shall occur under the terms applicable to any Debt of any Note Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $900,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require Companies or any other Note Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

8.1.3	Bankruptcy; Insolvency.

Any Note Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Note Party or any property thereof, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Note Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Note Party, and if such case or proceeding is not commenced by such Note Party, it is consented to or acquiesced in by such Note Party, or remains for 60 days undismissed; or any Note Party takes any action to authorize, or in furtherance of, any of the foregoing.

8.1.4	Non-Compliance with Investment Documents.

(a) Failure by the Companies to comply with or to perform any covenant set forth in Sections 6.1.4, 6.1.5(a), 6.3(b) (solely with respect to the first sentence of such subsection), 6.5(a) (solely with respect to the existence of a Company) or 7; (b) failure by the Companies, and continuance thereof for five (5) Business Days, to comply with or to perform any covenant set forth in Sections 6.1.1, 6.1.2, 6.1.3, 6.1.8, 6.5(a) (other than with respect to the existence of a Company), or 6.7; or (c) failure by any Note Party to comply with or to perform any other provision of this Agreement or any other Investment Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8) and continuance of such failure described in this clause (c) for 30 days after the earlier of (1) receipt by any the Companies of notice from Agent or any Purchaser of such failure or (2) actual knowledge of any the Companies or any Note Party of such failure.

8.1.5	Representations; Warranties.

Any representation or warranty made by any Note Party herein or in any other Investment Document or any certificate executed by any Note Party in favor of Agent or any Purchaser in connection herewith is untrue in any material respect on the date as of which the facts therein set forth are stated or certified.

8.1.6	Pension Plans.

(a) Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Note Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Companies or any other Note Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000.

8.1.7	Judgments.

Final judgments which exceed an aggregate of $900,000 (to the extent not covered by independent third party insurance in compliance with the requirements of Section 6.3(b) hereof, but only to the extent the applicable insurance carrier has not denied coverage) shall be rendered against any Note Party and shall not have been paid, discharged, bonded or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

8.1.8	Invalidity of Collateral Documents.

Any Collateral Document shall cease to be in full force and effect; or any Note Party (or any Person by, through or on behalf of any Note Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

8.1.9	Invalidity of Subordination Provisions.

Any subordination provision in any document or instrument governing Subordinated Debt or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by any Note Party of any Subordinated Debt, shall cease to be in full force and effect, or any Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.1.10	[Reserved].

8.1.11	Change of Control.

(a)       (i) Sponsor and its Investment Affiliates shall collectively cease to, directly or indirectly, own and control at least fifty-one percent (51.0%) of the equity interests of each of the Companies (through its direct or indirect ownership of the equity interests of Holdings), after giving effect to the Related Transactions or (ii) Levine Leichtman Capital Partners, Inc. shall cease to possess the right to appoint or elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body, including the manager of a manager managed limited liability company) of Holdings and the Companies and to direct the management policies and decisions of Holdings and each of the Companies, (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Closing Date) other than Sponsor or any of its Investment Affiliates shall have acquired, directly or indirectly, a greater beneficial ownership in any Company’s voting equity interests than that held collectively by Sponsor and its Investment Affiliates in such Company, (c) a majority of Holdings or Polyform’s board of directors (or similar governing body, including the manager of a manager managed limited liability company) shall cease to consist of the directors (or similar parties) of Holdings or Polyform, as applicable, as of the Closing Date (after giving effect to the Related Transactions) and other directors (or similar parties) whose nomination for election to Holdings or Polyform’s (as applicable) board of directors (or similar governing body, including the manager of a manager managed limited liability company) is recommended by either (A) Sponsor or any of its Investment Affiliates or (B) at least a majority of the foregoing described directors (or similar parties), (d) Polyform shall cease to, directly or indirectly, own and control 100% of each class of the outstanding equity interests of each of its Subsidiaries (other than in connection with a transaction expressly permitted by this Agreement) or (e) 100% of the outstanding equity securities of Polyform shall cease to be owned directly by Holdings or shall cease to be pledged to Agent pursuant to the terms of the Investment Documents.

8.1.12	Activities of Holdings.

Holdings shall (i) conduct any business other than (A) its ownership of the equity securities of the Companies (and the indirect ownership of the equity securities of Subsidiaries of the Companies), (B) activities directly incidental or related thereto or necessary to maintain its corporate existence (including (1) the payment of accounting and other professional fees and expenses and (2) the payment of tax liabilities of the Note Parties and their Subsidiaries), and (C) its entry into confidentiality agreements in the ordinary course of business, (ii) own any material assets other than the equity securities of the Companies (and the indirect ownership of the equity securities of Subsidiaries of the Companies), (iii) incur any Debt or liabilities other than (A) liabilities incidental to the conduct of its business as a holding company, (B) Debt or other liabilities under the Investment Documents and Related Agreements to which it is a party, and (C) Debt permitted to be incurred by Holdings under Section 7.1 or (iv) consolidate or merge with or into any other Person, except as permitted under this Agreement.

8.2	Remedies.

If any Event of Default described in Section 8.1.3 shall occur, the Notes and all other Obligations shall become immediately due and payable; and, if any other Event of Default shall occur and be continuing Agent, upon the written request of Required Purchasers, shall declare all or any part of the Notes and other Obligations to be due and payable, all without presentment, demand, protest or notice of any kind. Agent shall promptly advise the Companies of any such declaration, but failure to do so shall not impair the effect of such declaration.

8.3	Cure Right.

In the event that the Note Parties fail to comply with any financial covenant contained in Section 7.14.1 or 7.14.4 of this Agreement (a “Financial Covenant Default”), the Companies shall have the right to cure such Financial Covenant Default on the following terms and conditions (the “Equity Cure Right”):

8.3.1	Cure Notice.

In the event the Companies desire to cure a Financial Covenant Default under this Agreement, the Companies may deliver to Agent irrevocable written notice of its intent to cure (a “Cure Notice”) no later than the date on which financial statements and a Compliance Certificate as of and for the period ending on the last day of the Fiscal Quarter as of which such Financial Covenant Default occurred (each such last day of a Fiscal Quarter, a “Testing Date”) are required to be delivered; provided, however, that in no event shall the Companies be permitted to exercise Equity Cure Rights hereunder (i) more than five (5) times during the term of this Agreement or (ii) more than two (2) times during any four consecutive Fiscal Quarter period.

8.3.2	Equity Cure Securities.

In the event the Companies deliver a Cure Notice, there shall be purchased common or preferred equity interests of (or cash equity capital contributions to) Holdings not constituting Disqualified Stock (“Equity Cure Securities”) for cash consideration in an amount specified by the Companies in the Cure Notice (the “Financial Covenant Cure Amount”) no later than ten (10) Business Days after the date on which financial statements and a Compliance Certificate as of and for the period ending on the applicable Testing Date are required to be delivered (the “Required Contribution Date”). The Financial Covenant Cure Amount shall be equal to the amount required to cause the Companies to be in compliance with the applicable Financial Covenant Default under this Agreement (assuming that EBITDA as of the applicable Testing Date was increased by an amount equal to such Financial Covenant Cure Amount). Such Financial Covenant Cure Amount received by Holdings in cash, the contribution of such cash proceeds to any Company (whether as a contribution in respect of existing equity securities or purchase price in respect of new equity securities by a Company) on or prior to the Required Contribution Date shall be deemed to have increased EBITDA as of the applicable Testing Date and any subsequent Computation Period that includes the Testing Date solely for the purposes of determining compliance with the financial covenants contained in Sections 7.14.1 and 7.14.4 of this Agreement at the applicable Testing Date and any subsequent Computation Period that includes the Testing Date, but shall be disregarded for all other purposes hereunder. For purposes of determining compliance with the covenants contained in Sections 7.14.1 and 7.14.4 of this Agreement, the principal amount of the Notes prepaid pursuant to Section 2.3.2(a)(ii) hereof, in each case with Net Cash Proceeds in respect of any issuance of Equity Cure Securities, shall not be deemed to have reduced Debt as of the applicable Testing Date with respect to which such Equity Cure Securities are issued, but shall be deemed to reduce Debt for purposes of calculating the covenants set forth in Section 7.14.4 for any subsequent Computation Period that includes such Testing Date.

8.3.3	No Event of Default.

If a Cure Notice has been delivered in accordance with the terms hereof, then from the date of such Cure Notice until the earlier to occur of the Required Contribution Date and the date on which Agent is notified that the required contribution will not be made, neither Agent nor any Purchaser shall impose default interest, accelerate the Obligations or exercise any enforcement remedy against the Companies, any other Note Party or any of their respective properties solely as a result of the Financial Covenant Default with respect to which such Cure Notice pertains; provided that until timely receipt of the Financial Covenant Cure Amount, an Event of Default shall, subject to the terms of Section 8.3.4, shall be deemed to exist for all other purposes of this Agreement.

8.3.4	Cure.

Upon timely receipt by Holdings in cash of the Financial Covenant Cure Amount, the contribution of such cash proceeds to the Companies on or prior to the Required Contribution Date and in an amount sufficient to cure the applicable Financial Covenant Default(s), the Companies shall be deemed to have been in compliance with such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default of such financial covenants that had occurred shall be deemed not to have occurred for the purposes of this Agreement.

Section 9	Agent.

9.1	Appointment; Authorization.

(i) Each Purchaser hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Investment Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Investment Document, together with such powers as are reasonably incidental thereto and (ii) each Secured Party hereby irrevocably appoints, designates and authorizes Collateral Agent to act as its collateral agent and representative for and on its behalf, and on behalf of the Indemnified Parties, with respect to all Collateral matters and under the Collateral Agency Agreement and the Collateral Documents. Each Purchaser and each Secured Party hereby grants to Agent and Collateral Agent all such powers and authority as are necessary, desirable or appropriate to carry out the functions and duties delegated or assigned to Agent and/or Collateral Agent hereunder and thereunder, including to take all actions as may be necessary, appropriate or desirable in the sole judgment of Agent and/or Collateral Agent to accomplish any of the foregoing (including the authority to release Collateral from the Liens created under the Collateral Documents (including the Collateral Agency Agreement) and the other Investment Documents under the circumstances specifically provided herein and therein). Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Investment Document, Agent and Collateral Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall (i) Agent have or be deemed to have any fiduciary relationship with any Purchaser or (ii) Collateral Agent have or be deemed to have any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Investment Document or otherwise exist against Agent or Collateral Agent.

9.2	Credit Decision.

Each Purchaser acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any review of the affairs of the Companies and the other Note Parties, shall be deemed to constitute any representation or warranty by Agent to any Purchaser. Each Purchaser represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Companies and the other Note Parties, and made its own decision to enter into this Agreement and to extend credit to the Companies hereunder. Each Purchaser also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Investment Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Note Parties. Except for notices, reports and other documents expressly herein required to be furnished to Purchasers by Agent, Agent shall not have any duty or responsibility to provide any Purchaser with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Note Party which may come into the possession of Agent.

9.3	Delegation of Duties.

Agent and Collateral Agent may execute any of their respective duties under this Agreement or any other Investment Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent and Collateral Agent shall undertake to perform such functions and duties, and only such functions and duties, as are specifically set forth in this Agreement (and, with respect to Collateral Agent, the Collateral Agency Agreement) and the other Investment Documents, respectively, and no implied covenants or obligations shall be read into this Agreement or any other Investment Document (including the Collateral Agency Agreement) against Agent or Collateral Agent. The duties of Agent and Collateral Agent shall be mechanical and administrative in nature, and neither Agent nor Collateral Agent shall have, or be deemed to have, by reason of this Agreement or any other Investment Document or otherwise, a fiduciary or trust relationship in respect to any Purchaser or any other Secured Party. Except as expressly set forth in this Agreement, the Collateral Agency Agreement and any other Investment Document, neither Agent nor Collateral Agent shall have any duty to disclose, and shall be liable for any failure to disclose, any information relating to any Note Party that is communicated to or obtained by Agent, Collateral Agent or any of their respective Affiliates in any capacity. None of Agent, Collateral Agent nor any of their Affiliates, nor any of its or their respective officers, partners, members, employees, attorneys, agents or representatives, shall be liable to any Purchaser or any other Secured Party for any action taken or suffered by it or them or omitted to be taken by it or them hereunder or under any other Investment Document, or in connection herewith or therewith, except for damages caused directly by Agent’s or Collateral Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. In no event shall Agent or Collateral Agent be liable or otherwise responsible for any actions taken, or omitted to be taken, or any payments due from, any Note Party or Affiliate thereof.

In addition, except as otherwise expressly provided for in this Agreement, neither Agent nor Collateral Agent shall have any obligation whatsoever to any Purchaser, any Secured Party, or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Note Party or is cared for, protected or insured or has been encumbered, or whether any particular reserves are appropriate, or that the Liens granted to Collateral Agent in or pursuant to the Collateral Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights authorities and powers granted or available to Agent or Collateral Agent in this Agreement or any of the other Investment Documents, it being understood and agreed that (i) in respect of the Collateral, or any act, omission or event related thereto, Collateral Agent may act in any manner deemed appropriate, in its sole and absolute discretion (but subject to the terms of the Collateral Agency Agreement), and (ii) that neither Agent nor Collateral Agent shall have any duty or liability whatsoever to any Purchaser or any other Secured Party, other than liability for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Each Purchaser and each other Secured Party hereby appoints each other Purchaser and each other Secured Party as its agent for the purpose of perfecting Collateral Agent’s security interest for the benefit of the Secured Parties in assets which, in accordance with Article 9 of the UCC, can be perfected by possession. Should any Purchaser (other than Collateral Agent) obtain possession of any such Collateral, such Purchaser shall notify Collateral Agent thereof and, promptly upon Collateral Agent’s request therefor, shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions. In its capacity as Collateral Agent and subject to the provisions of the Collateral Agency Agreement, Collateral Agent has the right to exercise all rights and remedies available under the Investment Documents, the UCC and other applicable law, as directed by the Required Purchasers, which rights and remedies shall include, in the event of a foreclosure by Collateral Agent on any portion of the Collateral, whether pursuant to a public or private sale, the right of Collateral Agent, as agent for all Purchasers and with the consent of the Required Purchasers, to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale.

9.4	Limited Liability.

None of Agent, Collateral Agent or any of their respective directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Investment Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction), or (b) be responsible in any manner to any Purchaser for any recital, statement, representation or warranty made by any Note Party or Affiliate of any Note Party, or any officer thereof, contained in this Agreement or in any other Investment Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent or Collateral Agent under or in connection with, this Agreement or any other Investment Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Investment Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Note Party or any other party to any Investment Document to perform its Obligations hereunder or thereunder. Neither Agent nor Collateral Agent shall be under any obligation to any Purchaser or Secured Party, as applicable, to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Investment Document, or to inspect the properties, books or records of any Note Party or Affiliate of any Note Party.

9.5	Reliance.

Agent and Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Note Party), independent accountants and other experts selected by Agent or Collateral Agent. Agent and Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Investment Document unless it shall first receive such advice or concurrence of Required Purchasers (or all Purchasers if expressly required hereunder) as it deems appropriate and, if it so requests, confirmation from Purchasers of their obligation to indemnify Agent and/or Collateral Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent and Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Investment Document in accordance with a request or consent of Required Purchasers (or all Purchasers if expressly required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Purchaser.

9.6	Notice of Default.

Neither Agent nor Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Purchasers, unless Agent shall have received written notice from a Purchaser or the Company Representative referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”. Agent or Collateral Agent will notify Purchasers of its receipt of any such notice or any such default in the payment of principal, interest and fees required to be paid to Agent for the account of Purchasers. Agent shall take such action with respect to such Event of Default or Default as may be requested by Required Purchasers in accordance with Section 8.2 and Collateral Agent shall take such action with respect to such Event of Default or Default as may be requested by the Required Secured Parties under and as defined in the Collateral Agency Agreement; provided, that unless and until Agent or Collateral Agent, as the case may be, has received any such request, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of Purchasers (or the Secured Parties, as the case may be), except to the extent that this Agreement or the Collateral Agency Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of Required Purchasers, all of Purchasers or as otherwise required in such circumstance pursuant to the Collateral Agency Agreement..

9.7	Indemnification.

Whether or not the transactions contemplated hereby are consummated, each Purchaser shall indemnify upon demand Agent and Collateral Agent and their respective directors, officers, employees and agents (collectively, together with Agent and Collateral Agent, the “Indemnified Parties”) (to the extent not reimbursed by or on behalf of the Companies and without limiting the obligation of the Companies to do so in accordance with the terms of this Agreement), based on such Purchaser’s pro rata share of the outstanding principal amount of the Notes, from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs, except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction. Without limitation of the foregoing, each Purchaser shall reimburse Agent and Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Legal Costs) incurred by Agent and/or Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Investment Document, or any document contemplated by or referred to herein, to the extent that Agent and/or Collateral Agent is not reimbursed for such expenses by or on behalf of the Companies in accordance with the terms of this Agreement. The undertaking in this Section 9.7 shall survive repayment of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Agent or Collateral Agent.

9.8	Agent Individually.

Polyform Debtco and its Affiliates may make loans to, acquire equity interests in and generally engage in any kind of lending, financial advisory, underwriting or other business with any Note Party and any Affiliate of any Note Party as though Polyform Debtco were not Agent hereunder and without notice to or consent of any Purchaser. Each Purchaser acknowledges that, pursuant to such activities, Polyform Debtco or its Affiliates may receive information regarding Note Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of any such Note Party or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Notes (if any), Polyform Debtco and its Affiliates shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though Polyform Debtco were not Agent, and the terms “Purchaser” and “Purchasers” include Polyform Debtco and its Affiliates, to the extent applicable, in their individual capacities. Purchasers hereby acknowledge that Polyform Debtco and/or its Affiliates are or may become, as applicable, the majority equity holder of the Note Parties or any Note Party individually, and that as such, Polyform Debtco and its Affiliates may make decisions in its or their capacity as the majority equity holder which may not be in the Purchasers’ or any Purchaser’s best interests.

9.9	Successor Agent.

Agent may resign as Agent at any time upon thirty (30) days’ prior notice to Purchasers. If Agent resigns under this Agreement, Required Purchasers shall, with (so long as no Event of Default exists) the consent of the Companies (which shall not be unreasonably withheld or delayed), appoint from among Purchasers a successor agent for Purchasers. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, on behalf after consulting with Purchasers and (so long as no Event of Default exists) the Companies, a successor agent from among Purchasers. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 9 and Section 11 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Purchasers shall perform all of the duties of Agent hereunder until such time, if any, as Required Purchasers appoint a successor agent as provided for above.

9.10	[Reserved].

9.11	Subordinated Debt.

Each Purchaser hereby irrevocably appoints, designates and authorizes Agent to enter into any subordination or intercreditor agreement pertaining to any Subordinated Debt, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 9.11). Each Purchaser further agrees to be bound by the terms and conditions of any such subordination or intercreditor agreement pertaining to any Subordinated Debt. Each Purchaser hereby authorizes Agent to issue blockage notices in connection with any Subordinated Debt at the direction of Required Purchasers.

9.12	[Reserved].

Section 10	Miscellaneous.

10.1	Waiver; Amendments.

(a)       No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any of the other Investment Documents (or subordination and intercreditor provisions relating to any Subordinated Debt) shall in any event be effective unless the same shall be in writing and signed by the Companies and by the Required Purchasers, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver or consent shall, unless in writing and signed by (i) all of the Purchasers, (A) extend the date scheduled for payment of any principal of or interest on the Notes or any fees or other amounts payable hereunder or under the other Investment Documents, unless such extension is made ratably to all of the Notes or other such payment obligations hereunder, (B) reduce the rate of interest applicable to any Note (provided, that Required Purchasers may rescind an imposition of default interest pursuant to Section 2.1.4), unless such reduction is made ratably to all of the Notes, (C) change the definition of Required Purchasers, (D) amend Section 2.4.4 or any other provision of this Agreement providing for the ratable application of payments among the Purchasers, (E) change any provision of this Section 10.1, or (F) adversely affect the interests of any Purchaser in a disproportionate or unequal manner as compared to any other Purchaser, or (ii) each of the Purchasers directly affected thereby, (A) waive or reduce the principal amount of any Note or (B) increase the commitment of a Purchaser to purchase Notes hereunder (provided, that only the Purchasers participating in any such increase in the principal amount of the Notes shall be considered directly affected by such increase).

(b)       No amendment, modification, waiver or consent shall, unless in writing and signed by Agent, in addition to the Companies and Required Purchasers (or all of the Purchasers, as the case may be, in accordance with Section 10.1(a) above), affect the rights, privileges, duties or obligations of Agent (including without limitation under the provisions of Section 9) under this Agreement or any other Investment Document.

(c)       No delay on the part of Agent or any Purchaser in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

10.2	Notices.

All notices hereunder shall be in writing (including facsimile transmission and email) and shall be sent to the applicable party at its address shown on Annex II or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission and email shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three (3) Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. The Companies and Purchasers each hereby acknowledge that, from time to time, Agent may deliver information and notices to Purchasers using the internet service “Intralinks” or electronic mail. Each of the Companies and each Purchaser hereby agree that Agent may, in its discretion, utilize Intralinks or electronic mail for such purpose.

10.3	Computations.

Unless otherwise specifically provided herein, any accounting term used in this Agreement (including in Section 7.14 or any related definition) shall have the meaning customarily given such term in accordance with GAAP, and all financial computations (including pursuant to Section 7.14 and the related definitions, and with respect to the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation) hereunder shall be computed in accordance with GAAP consistently applied; provided that if Company Representative notifies Agent that the Companies wish to amend any covenant in Section 7.14 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Agent notifies Company Representative that Required Purchasers wish to amend Section 7.14 (or any related definition) for such purpose), then the Companies’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Companies and Required Purchasers. The explicit qualification of terms or computations by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Debt or other liabilities of any Note Party or any Subsidiary at “fair value”, as defined therein, (ii) to the extent that any change in GAAP after the Closing Date results in leases which are, or would have been, classified as operating leases under GAAP as it exists on the Closing Date being classified as a capital lease under as revised GAAP, such change in classification of leases from operating leases to capital leases shall be ignored for purposes of this Agreement and (iii) for purposes of calculating compliance with the financial covenants set forth in Section 7.14, the determination of Total Debt to Adjusted EBITDA Ratio, expenses, Debt, Taxes and Capital Expenditures incurred or made by Holdings (excluding expenses or Capital Expenditures of Holdings actually paid with the proceeds of an equity issuance by Holdings not prohibited hereunder) shall be deemed to be expenses, indebtedness, taxes or capital expenditures, as applicable, of the Companies.

10.4	[Reserved].

10.5	[Reserved].

10.6	Marshaling; Payments Set Aside.

Neither Agent nor any Purchaser shall be under any obligation to marshal any assets in favor of the Companies or any other Person or against or in payment of any or all of the Obligations. To the extent that the Companies make a payment or payments to Agent or any Purchaser, or Agent or any Purchaser enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or any Purchaser in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (b) each Purchaser severally agrees to pay to Agent upon demand its ratable share of the total amount so recovered from or repaid by Agent to the extent paid to such Purchaser.

10.7	Nonliability of Purchasers.

The relationship between the Companies on the one hand and Purchasers and Agent on the other hand shall be solely that of the Companies and lenders. Neither Agent nor any Purchaser shall have any fiduciary responsibility to the Companies. Neither Agent nor any Purchaser undertakes any responsibility to the Companies to review or inform the Companies of any matter in connection with any phase of the Companies’ business or operations. No party to this Agreement or any Note Document, or any of their respective affiliates, agents, officers, owners, investors, partners, directors, officers or employees shall have any liability with respect to, and each the parties hereto hereby waive, release and agree not to sue for, any special, indirect, punitive or consequential damages or liabilities.

10.8	Assignments; Participations.

10.8.1	Assignments.

(a)       Any Purchaser may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Purchaser’s Notes, with the prior written consent of Agent (which consent may be given or withheld in Agent’s sole discretion) and, so long as no Event of Default exists, Company Representative (which consent shall not be unreasonably withheld or delayed) and which consents shall not be required (i) from Company Representative for an assignment by a Purchaser to another Purchaser or an Affiliate of a Purchaser or an Approved Fund of a Purchaser or (ii) from Agent for an assignment by a Purchaser to an Affiliate of a Purchaser or an Approved Fund of a Purchaser). It is understood and agreed that it shall not be considered unreasonable for the Companies to withhold consent to an assignment to any Person that has been identified by Company Representative or Sponsor as an operating company directly and primarily engaged in substantially similar business operations as the Note Parties and their Subsidiaries (it being further agreed that such operating company competitors shall not include any institutional lender that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business). Except as Agent may otherwise agree, any such assignment (other than any assignment by a Purchaser to a Purchaser or an Affiliate or Approved Fund of a Purchaser) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the principal amount of the Notes being assigned. The Companies and Agent shall be entitled to continue to deal solely and directly with such Purchaser in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the Purchaser to whom such interest is assigned; provided, that no such fee shall be payable in connection with any assignment by a Purchaser to a Purchaser or an Affiliate or Approved Fund of a Purchaser. Any attempted assignment not made in accordance with this Section 10.8.1 shall be null and void. Company Representative shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Company Representative has expressly objected to such assignment within three (3) Business Days after notice thereof.

(b)       From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Purchaser hereunder and (ii) the assigning Purchaser, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Purchaser) pursuant to an effective Assignment Agreement, the Companies shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Purchaser) a Note in the principal amount of the Assignee’s pro rata share of such Notes. Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Purchaser of such Note, the assigning Purchaser shall return to the Companies any prior Note held by it.

(c)       Agent, acting solely for this purpose as an agent of the Companies, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Purchaser, and principal amount (and stated interest) of the Notes owing to, such Purchaser pursuant to the terms hereof. The entries in such register shall be conclusive, and the Companies, Agent and Purchasers may treat each Person whose name is recorded therein pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Companies and any Purchaser, at any reasonable time upon reasonable prior notice to Agent.

10.8.2	Participations.

Any Purchaser may at any time sell to one or more Persons (other than, provided that no Event of Default has occurred and is continuing, any Person that has been identified in writing to the Agent and the Purchasers at least two (2) Business Days prior to such sale (and which such writing, for purposes of clarification, shall not apply retroactively to disqualify any Persons that have previously acquired a participation interest) by Company Representative or Sponsor as an operating company directly and primarily engaged in substantially similar business operations as the Note Parties and their Subsidiaries (it being further agreed that such operating company competitors shall not include any institutional lender that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business) participating interests in its Notes (any such Person, a “Participant”). In the event of a sale by a Purchaser of a participating interest to a Participant, (a) such Purchaser’s obligations hereunder shall remain unchanged for all purposes, (b) the Companies and Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder and (c) all amounts payable by the Companies shall be determined as if such Purchaser had not sold such participation and shall be paid directly to such Purchaser. Unless otherwise expressly provided under a participation agreement between such Purchaser and a Participant, no Participant shall have any direct or indirect voting rights hereunder. The Companies also agree that, if a Participant complies with Section 3 hereof as if it were a Purchaser, then such Participant shall be entitled to the benefits of Section 3 as if it were a Purchaser (provided that no Participant shall receive any greater compensation pursuant to Section 3 than would have been paid to the participating Purchaser if no participation had been sold). Each Purchaser that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Companies, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes under this Agreement (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that any obligations under this Agreement are in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Purchaser, each Note Party and Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

10.9	Confidentiality.

Agent and each Purchaser agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Purchaser applies to maintain the confidentiality of its own confidential information) to maintain as confidential all non-public information (and excluding information independently developed by Agent or Purchasers or in the possession of Agent or Purchasers prior to disclosure thereof by the Note Parties) provided to them by or on behalf of any Note Party, except that Agent and each Purchaser may disclose such information (a) to Persons employed or engaged by Agent or such Purchaser or any of their Affiliates (including collateral managers of Purchasers) in evaluating, approving, structuring or administering the Notes; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association; (d) as reasonably believed by Agent or such Purchaser to be compelled by any court decree, subpoena or legal or administrative order or process; provided that Agent or such Purchaser, as applicable, shall, except to the extent prohibited by applicable law or such decree, subpoena, order or process, endeavor to provide prompt written notice to Company Representative of any such disclosure requirement in order to provide the Companies an opportunity to prevent, dismiss or otherwise limit such disclosure obligation; provided further that such Agent or Purchaser, as applicable, shall have no liability to any Company, Note Party or any of their Affiliates as a result of the failure to supply such notice; (e) as, on the advice of Agent’s or such Purchaser’s counsel, is required by law; (f) in connection with the exercise of any right or remedy under the Investment Documents or in connection with any litigation to which Agent or such Purchaser is a party; (g) to any nationally recognized rating agency or investor of a Purchaser that requires access to information about a Purchaser’s investment portfolio in connection with ratings issued or investment decisions with respect to such Purchaser; (h) that ceases to be confidential through no fault of Agent or any Purchaser; (i) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Companies and the Notes is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; (j) to a Person that is a lender (or agent for such lenders) to a Purchaser or participant or potential assignee or participant, to the extent the obligations of such Person to such lender(s) are or are to be secured by the Notes or a participation interest therein, or (k) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For purposes of this Section, “Securitization” means a public or private offering by a Purchaser or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Notes. Notwithstanding the foregoing, the Companies consent to the publication by Agent or any Purchaser of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.10	Captions.

Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.11	Nature of Remedies.

All Obligations of the Companies and rights of Agent and Purchasers expressed herein or in any other Investment Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Agent or any Purchaser, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.12	Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy of any executed signature page to this Agreement or any other Investment Document shall constitute effective delivery of such signature page. This Agreement and the other Investment Documents to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such other Investment Document shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

10.13	Severability.

The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.14	Entire Agreement.

This Agreement, together with the other Investment Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 2.8.3) and any prior arrangements made with respect to the payment by the Companies of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Agent or Purchasers.

10.15	Successors; Assigns.

This Agreement shall be binding upon the Companies, Purchasers and Agent and their respective successors and assigns, and shall inure to the benefit of the Companies, Purchasers and Agent and the successors and assigns of Purchasers and Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Investment Documents. The Companies may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Agent and each Purchaser.

10.16	Governing Law.

THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

10.17	Forum Selection; Consent to Jurisdiction.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT COLLATERAL AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH COMPANY, AGENT, COLLATERAL AGENT AND EACH PURCHASER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH COMPANY, AGENT, COLLATERAL AGENT AND EACH PURCHASER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH COMPANY, AGENT, COLLATERAL AGENT AND EACH PURCHASER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.18	Waiver of Jury Trial.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO (A) THIS AGREEMENT, THE NOTES, THE COLLATERAL DOCUMENTS OR ANY OTHER INVESTMENT DOCUMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT THEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY OR RELATED TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT, OR (B) ANY CONDUCT, ACT OR OMISSION OF THE PARTIES OR THEIR AFFILIATES (OR ANY OF THEM) WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT THEREOF, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT OR OTHER PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

10.19	Patriot Act.

Each Purchaser that is subject to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), and Agent (for itself and not on behalf of any Purchaser), hereby notifies each Note Party that, pursuant to the requirements of the Patriot Act, such Purchaser and Agent are required to obtain, verify and record information that identifies each Note Party, which information includes the name and address of each Note Party and other information that will allow such Purchaser or Agent, as applicable, to identify each Note Party in accordance with the Patriot Act.

10.20	Representations and Warranties of Purchasers: Purchase for Investment.

10.20.1	Organization. Each Purchaser is a limited liability company, limited partnership or corporation, as the case may be, formed and validly existing under the laws of its state of incorporation, and has all requisite power and authority to enter into this Agreement and each Investment Document to which it is a party and to consummate the transactions contemplated hereby and thereby.

10.20.2	Authorization. The execution, delivery and performance by each Purchaser of this Agreement and of each of the other Investment Documents to which such Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action taken on the part of such Purchaser and its partners, members, directors or shareholders, as applicable.

10.20.3	Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by each Purchaser. This Agreement is, and at the time of the Closing each of the other Investment Documents to which such Purchaser is a party will be, legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws.

10.20.4	No Violation. The execution, delivery and performance by each Purchaser of this Agreement and each of the other Investment Documents to which such Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, do not violate and will not cause a default under (a) the organizational documents of such Purchaser as in effect on the date hereof, (b) any material applicable laws of any Governmental Authority or (c) any material indenture, mortgage, lease, agreement or instrument to which such Purchaser is a party.

10.20.5	Governmental and Other Third Party Consents. Except for consents that have already been obtained or made, no Purchaser is required to obtain any material consent from, and is not required to make any declaration or filing with, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement or any other Investment Document. Each of the consents which have been obtained or made by each Purchaser in connection with the execution, delivery and performance of this Agreement or any other Investment Document is in full force and effect.

10.20.6	Investment Intent. Each Purchaser is acquiring the applicable Notes for its own account, for investment purposes, and not with a view to or for sale in connection with any distribution thereof in violation of applicable federal or state securities laws. Each Purchaser understands that the Notes have not been registered under the Securities Act or registered or qualified under any state securities laws in reliance upon specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of each Purchaser’s investment intent as expressed herein. Therefore, each Note is a “restricted security” which cannot be sold without registration under the Securities Act or pursuant to an exemption therefrom and may have to be held indefinitely. Each Purchaser accepts the risk of such restrictions on resale.

10.20.7	Accredited Investor Status. Each Purchaser is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act). By reason of its own business and financial experience, each Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in any of the Notes, has the capacity to protect its own interests in connection with the purchase of any of the Notes contemplated hereby and is able to bear the economic risk of such investment.

Section 11	Indemnification.

11.1	Indemnification.

11.1.1	The Companies shall indemnify, defend and save and hold harmless CNL, CNL Strategic Capital Management, LLC, Levine Leichtman Capital Partners, Inc., Agent, Collateral Agent, each Purchaser and each of its successors and assigns, Affiliates, employees, partners (both limited and general), members, shareholders, managers, officers, directors, representatives, agents, attorneys, successors, permitted assigns and participants (the “Indemnified Parties”), from and against, any and all actions, causes of action, suits, losses, liabilities, damages and reasonable and documented out-of-pocket expenses, including Legal Costs (collectively, the “Losses”) incurred by or asserted or awarded against the Indemnified Parties in connection with, by reason of, or arising from:

(a)       the negotiation, preparation, execution, performance or enforcement of this Agreement or any other Investment Document;

(b)       any matter relating to the financing transactions contemplated by this Agreement or any other Investment Document;

(c)       any breach of any warranty or the inaccuracy of any representation made or deemed made by any Note Party or any representative thereof in this Agreement or any other Investment Document (or any other document or instrument executed herewith or pursuant hereto);

(d)       the failure by any Note Party to fulfill any of its covenants, agreements or undertakings under this Agreement or any other Investment Document (or any other document or instrument executed herewith or pursuant hereto);

(e)       any third party actions, suits, legal Proceedings or claims brought against any Indemnified Party in connection with, arising out of or with respect to (A) any other matters arising out of or in connection with the transactions contemplated by this Agreement, the Notes or any other Investment Document or (B) the business, operations or affairs of the Note Parties (including any litigation in which any Note Party (or any Affiliate, officer, director or employee thereof) is involved);

(f)       any fee or commission payable or otherwise owing to any investment banker, broker, finder, placement agent or similar intermediary claiming to have been retained or employed by or on behalf of any Note Party;

(g)       any action arising out of advisory or management services provided to any Note Party by Sponsor, Levine Leichtman Capital Partners, Inc. or any of their respective Affiliates; or

(h)       any merger or consolidation (or any aspect thereof), including with respect to any document related thereto and any breach of any provisions of any such document and any breach of any warranty or the inaccuracy of any representation made by any Person in any such document.

(i)       Notwithstanding the foregoing, this Section 11.1.1 shall not be deemed to require the Companies to indemnify any of the Indemnified Parties for Losses resulting from Agent’s or Purchasers’ gross negligence, bad faith or willful misconduct or material breach of this Agreement or another Investment Document, in each case as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Companies hereby agree to make the maximum contribution to the payment and satisfaction of each of the Losses which is permissible under applicable law.

11.1.2	Without limiting the foregoing Section 11.1.1, the Companies shall indemnify, defend and save and hold harmless the Indemnified Parties against any and all Environmental Claims asserted against any Indemnified Party in connection with, arising out of or with respect to (i) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by a Company or any other Note Party, (ii) the investigation, cleanup or remediation of offsite locations at which any Note Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances., (iii) any actual or alleged violations of Environmental Laws by any Note Party or any of its Subsidiaries, or any predecessor in interest, (iv) any Environmental Claim in any way relating to any Note Party or any of its Subsidiaries, or any predecessor in interest, and (v) any Environmental lien against any real property or any other property presently or formerly owned or operated by any Note Party or any of its Subsidiaries or any predecessor in interest. Notwithstanding the foregoing, this Section 11.1.2 shall not be deemed to require the Companies to indemnify any Indemnified Party for Losses resulting directly and solely from Agent’s or Purchasers’ own gross negligence, bad faith or willful misconduct or material breach of this Agreement or another Investment Document, in each case as finally determined by a court of competent jurisdiction.

11.1.3	The Companies shall either pay directly all Losses which they are required to pay hereunder or reimburse any Indemnified Party within ten (10) days after any written request for such payment. The liability of the Companies to such Indemnified Parties hereunder shall not be extinguished solely because any Indemnified Party is not entitled to indemnity hereunder.

11.1.4	The obligations of the Companies to the Indemnified Parties under this Article 11 shall survive (i) the repayment of the Obligations (whether at maturity, by prepayment or acceleration or otherwise), (ii) any transfer of any Obligation or any interest therein, and (iii) the termination of this Agreement or any other Investment Document.

11.2	Indemnification Procedures.

Any Person entitled to indemnification under this Article 11 shall (a) give prompt written notice to Company Representative of any claim with respect to which it is entitled to seek indemnification and (b) permit the Companies to assume the defense of such claim with counsel selected by the Companies and reasonably acceptable to such Person; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim and the fees and expenses of such counsel shall be at the expense of such Person unless (i) the Companies shall have agreed to pay such fees or expenses, (ii) the Companies shall have failed to notify such Person in writing within ten (10) days of its receipt of such written notice to Company Representative that it will assume the defense of such claim and employ counsel reasonably acceptable to such Person, or (iii) in the good faith judgment of any such Person, based on the advice of counsel, a conflict of interest exists between such Person, on the one hand, and the Companies or Affiliate thereof, on the other hand, with respect to such claims (in which case, if the Person notifies the Company Representative in writing that such Person elects to employ separate counsel at the expense of the Companies, the Companies shall not have the right to assume the defense of such claim on behalf of such Person). No Company nor any Indemnified Party will be subject to any liability for any settlement made without its consent (but such consent may not be unreasonably withheld). No Indemnified Party may, without the consent of the Companies (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Note Parties of a release from all liability in respect of such claim or litigation. Further, the Companies may not, without the consent of the applicable Indemnified Parties (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability in respect of such claim or litigation.

11.3	Contribution.

If the indemnification provided for in this Article 11 is unavailable to an Indemnified Party in respect of any Losses, then the Companies, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Note Parties, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Note Parties, on the one hand, and such Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, either any Note Party or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 11.3 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

11.4	Reimbursement of Deal-Related Costs and Expenses.

Notwithstanding anything to the contrary contained herein or otherwise, and in addition to all other amounts due or owing to Agent and each Purchaser hereunder, under any other Investment Document or otherwise, the Companies shall be responsible to, and agree to promptly after demand therefor by Agent and each Purchaser, reimburse Agent and each Purchaser for any and all out-of-pocket fees, costs and expenses of every type and nature (including all fees and expenses of outside counsel, consultants, accountants, solvency firms and other deal-related costs and expenses) incurred by or on behalf of Agent and each Purchaser in connection with its due diligence investigation of the Note Parties and their respective Affiliates, and the transactions contemplated thereby (including, without limitation, all fees, costs and expenses relating to lien searches, filing fees, due diligence, accounting services, legal services, administration of the credit relationship, interpretation or enforcement of the Note Parties’ rights under any of the Investment Documents), the preparation, negotiation, execution, delivery and enforcement of this Agreement, the Notes, and the other Investment Documents and the consummation of the transactions contemplated hereby. The Companies agree to pay to Agent and each Purchaser on the Closing Date for all of such fees, costs and expenses. At Agent’s and each Purchaser’s request and direction, the Companies shall reimburse third party providers directly for all of such fees, costs and expenses.

11.5	Costs of Collection.

The Companies agree to pay to Agent, Collateral Agent and each Purchaser on demand all fees, costs and expenses of every type and nature (including all fees and expenses of attorneys, accountants and other experts and all due diligence, collateral review, appraisal, search, filing and recording fees and expenses) which are expended or incurred by or on behalf of Agent and each Purchaser in connection with (a) documented reasonable out-of-pocket costs associated with (i) any assignment, delegation or participation to or by any Person by Purchaser of any of Purchaser’s right, title and interest in the Notes and the other Investment Documents and (ii) the administration of the Investment Documents or the collection and enforcement of the Obligations (including, without limitation, attorneys, accountants, consultants, and other advisor fees and expenses incurred in connection with the exercise of its rights or remedies under this Agreement or any other Investment Document), whether or not any action, suit or other Proceeding is commenced, (b) any actions for declaratory relief in any way related to the Obligations, (c) the protection or preservation of any rights, powers or remedies of Agent and each Purchaser under this Agreement or any other Investment Document, (d) any actions taken by Agent and each Purchaser in negotiating any amendment, waiver, consent or release of or under this Agreement, the Notes or any other Investment Document, (e) any actions taken in reviewing the Note Parties’ financial affairs, which actions shall include (i) inspecting the facilities of any Note Party or conducting audits or appraisals of the financial condition of any Note Party, (ii) having an accounting or other firm selected by Agent to review the books and records of any Note Party and perform a thorough and complete examination thereof, (iii) interviewing the Note Parties’ employees, attorneys, accountants, customers and any other Persons related to the Note Parties which Purchaser reasonably believes may have relevant information concerning the business, condition (financial or otherwise), results of operations or prospects of any of the Note Parties, and (iv) undertaking any other action which Agent or Collateral Agent believes is necessary to assess accurately the financial condition and prospects of the Note Parties or any operational or regulatory matters relating to the Note Parties, (f) any refinancing, restructuring (whether in the nature of a “work out” or otherwise), bankruptcy or insolvency proceeding involving any Note Party or their Affiliates, including any refinancing or restructuring of this Agreement, the Notes or any other Obligations or Investment Document (including, without limitation, attorneys, accountants, consultants, and other advisor fees and expenses incurred after the occurrence of an Event of Default or otherwise in connection with a “work out,” a “restructuring,” or an insolvency proceeding concerning any Note Party or any of its Subsidiaries), (g) any actions taken to verify, maintain, perfect and protect any Lien granted to Collateral Agent, for the benefit of Collateral Agent the Secured Parties, (h) any effort by Agent or Collateral Agent to protect, audit, assemble, complete, collect, sell, liquidate or otherwise dispose of the Notes or any Collateral, including in connection with any case under any bankruptcy laws, or (i) having counsel advise Agent and each Purchaser (including Collateral Agent) as to its rights and responsibilities, the perfection, protection or preservation of rights or interests under the Investment Documents, with respect to negotiations with any Note Party or its Affiliates or with other creditors of any Note Party or with respect to any proceeding under any bankruptcy law. The Companies hereby consent to the taking of the foregoing actions by Agent and each Purchaser without conditions or restrictions.

- Remainder of Page Intentionally Left Blank; Signature Pages Follow –

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

COMPANIES AND COMPANY REPRESENTATIVE:

POLYFORM PRODUCTS COMPANY, INC., a Delaware corporation, as a Company and as Company Representative

By:	/s/Stephen Hogan
Name:	Stephen Hogan
Title:	Vice President

Signature Page to Note Purchase Agreement

The parties hereto have executed or caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

AGENT AND PURCHASERS:

POLYFORM STRATEGIC CAPITAL DEBTCO, LLC, as Agent, Collateral Agent and as a Purchaser

By:	/s/Tammy J. Tipton

Name:	Tammy J. Tipton
Title:	CFO and Treasurer

Signature Page to Note Purchase Agreement

ANNEX I

Senior Secured Note Amounts and Pro Rata Shares

Purchaser	Senior Secured Note Amount	Pro Rata Share
Polyform Strategic Capital Debtco, LLC	$15,700,000	100.00%
TOTAL	$15,700,000	100.00%

ANNEX II

Addresses

Companies

Address for Notices:

Polyform Products Company, Inc.

c/o Levine Leichtman Capital Partners, Inc.
335 North Maple Drive, Suite 130
Beverly Hills, CA 90210
Attention: David Wolmer

Telephone: (310) 275-5335

Facsimile: (310) 275-1305

Agent and Purchasers

Address for Notices:

Polyform Strategic Capital DebtCo, LLC

c/o CNL Strategic Capital, LLC

450 S. Orange Avenue, Suite 1400

Orlando, Florida 32801

Attention: Holly Greer and Tammy Tipton

Email: holly.greer@cnl.com

tammy.tipton@cnl.com

With a copy, which shall not constitute notice, to:

CNL Strategic Capital, LLC

450 S. Orange Avenue, Suite 1400

Orlando, Florida 32801

Attention: Holly Greer and Tammy Tipton

Email: holly.greer@cnl.com

tammy.tipton@cnl.com

II-1

ANNEX III

Conditions Precedent to Permitted Acquisitions

(1)            Agent and Purchasers shall receive not less than fifteen (15) Business Days’ prior written notice of such Acquisition, which notice shall include a reasonably detailed description of the proposed terms of such Acquisition and identify the anticipated closing date thereof;

(2)           such Acquisition shall be structured as (a) an asset acquisition by the Companies or a Domestic Subsidiary of the Companies, (b) a merger of the Target with and into the Companies or a Domestic Subsidiary of the Companies, with the Companies or such Domestic Subsidiary as the surviving corporation in such merger, or (c) a purchase of no less than 100% of the equity interests of the Target by the Companies, which Target shall become a Domestic Subsidiary of the Companies;

(3)           unless otherwise agreed to by Agent in its reasonable discretion, Agent and Purchasers shall receive, not less than ten (10) Business Days prior to the consummation of such Acquisition, a due diligence package, reasonably satisfactory to Agent, which package shall include, without limitation, the following with regard to the Acquisition of the applicable Target:

(a)      pro forma financial projections (after giving effect to such Acquisition) for the Companies and their Subsidiaries for the current and next two Fiscal Years;

(b)      appraisals (if existing);

(c)       historical financial statements of the applicable Target for the three fiscal years prior to such Acquisition (or, if such Target has not been in existence for three years, for each year such Target has existed) (if existing);

(d)      a general description of (i) the applicable Target’s business, (ii) the Target’s competitive position within such Target’s industry and (iii) material agreements binding upon the applicable Target or any of its personal or real property and, if requested by Agent, copies of such material agreements;

(e)       pending material litigation involving the applicable Target;

(f)       a description of the method of financing the Acquisition, including sources and uses;

(g)      locations of all material personal and real property of the applicable Target, including the location of its chief executive office;

(h)      a description of the applicable Target’s management; and

(i)       any other testings or material due diligence investigation with respect to such Acquisition reasonably required by Agent;

III-1

(4)            if requested by Agent, Agent and Purchasers shall receive environmental reports and related information regarding any property owned by the applicable Target, which shall be in form and substance satisfactory to Agent; provided however that such environmental reports shall not be required to include subsurface investigation or sampling unless reasonably recommended by a Phase I environmental site assessment;

(5)            such Acquisition shall only involve assets located in the United States and comprising a business, or those assets of a business, of the type engaged in by the Companies as of the Closing Date, and which business would not subject Agent or any Purchaser to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Investment Documents other than approvals applicable to the exercise of such rights and remedies with respect to the Companies prior to such Acquisition;

(6)            Agent and Purchasers shall receive a financial due diligence report from a nationally recognized accounting firm reasonably acceptable to Agent with respect to any Target whose Pro Forma EBITDA, as of the closing date of such Acquisition, would equal or exceed $450,000;

(7)            the applicable Target must have had a positive Pro Forma EBITDA on a cumulative basis for the immediately preceding four fiscal quarters;

(8)            Collateral Agent, for the benefit of Collateral Agent and the Secured Parties, (a) is granted a first priority perfected Lien (subject only to Permitted Liens) on all real and personal property (to the extent required by Section 6.8) being acquired pursuant to such Acquisition (and, in the case of an Acquisition involving the purchase of any applicable Target’s equity interests, all of such purchased equity interests shall be pledged to Collateral Agent for the benefit of Collateral Agent and the Secured Parties, and such Target shall guarantee the Obligations and grant to Collateral Agent, for the benefit of Collateral Agent and the Secured Parties, a first priority perfected Lien (subject only to Permitted Liens) on such Person’s assets) and (b) will be provided such other documents, instruments and legal opinions as Agent shall request in connection therewith, all such documents, instruments and opinions to be delivered no later than five (5) days after the closing of such Acquisition and shall each be in form and substance satisfactory to Agent;

(9)            after giving effect to such Acquisition and the purchase of any Notes, other Debt or Contingent Obligations in connection therewith, the Note Parties shall be in compliance on a pro forma basis with the covenants set forth in Section 7.14 for the most recent Computation Period (and for the period from the Closing Date through March 31, 2018, the applicable covenant levels shall be those for the Fiscal Quarter ending March 31, 2018), recomputed for the most recent month for which financial statements shall have been delivered pursuant to Section 6.1.2 hereof;

(10)          the aggregate consideration paid in connection with the Acquisition shall not exceed $3,500,000 and the aggregate consideration paid in connection with all Acquisitions shall not exceed $10,000,000 (for purposes hereof, consideration shall include all amounts paid or payable in connection with an Acquisition (including all transaction costs and all Debt, liabilities and Contingent Obligations incurred or assumed in connection therewith, including the maximum amount payable under any earn-out obligations));

III-2

(11)          all material consents necessary for such Acquisition (including such consents as Agent deems reasonably necessary) have been acquired and such Acquisition is consummated in accordance with the applicable acquisition documents and applicable law;

(12)          the Companies’ computation of Pro Forma EBITDA shall comply with the Note Purchase Agreement; and

(13)          as soon as practicable after the closing of such Acquisition, and in any event within twenty (20) Business Days after such closing, the Companies shall deliver copies of all documents executed in connection with such Acquisition to Agent and Purchasers.

III-3

Exhibit A

Form of Assignment Agreement

This Assignment Agreement (this “Assignment Agreement”) is entered into as of ________ __, 20__ by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”). Reference is made to the Note Purchase Agreement dated as of February 7, 2018 (as amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”) among Polyform Products Company, Inc., a Delaware corporation (“Polyform”; together with each other Person that from time to time becomes a borrower thereunder pursuant to the terms thereof, referred to herein individually as a “Company” and collectively as the “Companies”), Polyform, as Company Representative, the purchasers party thereto from time to time, as Purchasers, and Polyform Strategic Capital Debtco, LLC, as administrative agent (“Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Note Purchase Agreement.

Assignor and Assignee agree as follows:

1.          Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto, in and to Assignor’s rights and obligations under the Note Purchase Agreement and the other Investment Documents as of the Effective Date (as defined below). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.

2.          Assignor (i) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Note Purchase Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note Purchase Agreement, any Investment Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Note Party or any other Person or the performance or observance by any Note Party of its Obligations under the Note Purchase Agreement or the Investment Documents or any other instrument or document furnished pursuant thereto.

3.          Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) confirms that it has received a copy of the Note Purchase Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note Purchase Agreement; (iv) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Note Purchase Agreement as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all obligations which by the terms of the Note Purchase Agreement are required to be performed by it as a Purchaser; (vi) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Note Purchase Agreement; and (vii) if organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States, which have been duly executed, certifying as to Assignee’s exemption from United States withholding taxes with respect to all payments to be made to Assignee under the Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

Exhibit A-1

4.          The effective date for this Assignment Agreement shall be as set forth on the schedule attached hereto (the “Effective Date”). Following the execution of this Assignment Agreement, it will be delivered to Agent for acceptance and recording by Agent pursuant to the Note Purchase Agreement.

5.          Upon such acceptance and recording, from and after the Effective Date, (i) Assignee shall be a party to the Note Purchase Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Purchaser thereunder and (ii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights (other than indemnification rights) and be released from its obligations under the Note Purchase Agreement.

6.          Upon such acceptance and recording, from and after the Effective Date, Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date with respect to the making of this assignment directly between themselves.

7.          THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

8.          This Assignment Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Assignment Agreement. Receipt by telecopy of any executed signature page to this Assignment Agreement shall constitute effective delivery of such signature page.

Exhibit A-2

The parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

[Consented to:]

[POLYFORM STRATEGIC CAPITAL DEBTCO LLC, as Agent

By:
Name:
Title: ]

[POLYFORM PRODUCTS COMPANY, INC., as Company Representative

By:
Name:
Title:

Exhibit A-3

Schedule to Assignment Agreement

Assignor:

Assignee:

Effective Date:

Note Purchase Agreement dated as of February 7, 2018 (as amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”) among Polyform Products Company, Inc., a Delaware corporation (“Polyform”; together with each other Person that from time to time becomes a borrower thereunder pursuant to the terms thereof, referred to herein individually as a “Company” and collectively as the “Companies”), Polyform, as Company Representative, the purchasers party thereto from time to time, as Purchasers, and Polyform Strategic Capital Debtco, LLC, as Agent

Interests Assigned:

Note	Senior Secured Note
Assignor Amounts	$
Amounts Assigned	$
Assignee Amounts (post-assignment)	$

Assignee Information:

Address for Notices:	Address for Payments:

Bank:
Attention:	ABA #:
Telephone:	Account #:
Telecopy:	Reference:

Exhibit A-4

Exhibit B

Form of Compliance Certificate

Please refer to the Note Purchase Agreement dated as of February 7, 2018 (as amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”) among Polyform Products Company, Inc., a Delaware corporation (“Polyform”; together with each other Person that from time to time becomes a borrower thereunder pursuant to the terms thereof, referred to herein individually as a “Company” and collectively as the “Companies”), Polyform, as Company Representative, the purchasers party thereto from time to time, as Purchasers, and Polyform Strategic Capital Debtco, LLC, as administrative agent (“Agent”). This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent and Purchasers pursuant to the terms of the Note Purchase Agreement. Terms used but not otherwise defined herein are used herein as defined in the Note Purchase Agreement.

[Enclosed herewith is a copy of the [annual audited/quarterly/monthly] report of the Companies as at __________ (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations of the Companies as of the Computation Date and has been prepared in accordance with GAAP consistently applied [(subject to the absence of footnotes and to normal year-end adjustments)].]

Company Representative hereby certifies and warrants that the computations set forth on the schedule attached hereto correspond to the ratios and/or financial restrictions contained in the Note Purchase Agreement and such computations are true and correct as at the [Computation Date] [date hereof, after giving pro forma effect to the Acquisition (and related debt) pursuant to which this certificate is delivered].

Company Representative further certifies that no Event of Default or Default has occurred and is continuing.

Company Representative has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on ___________________.

POLYFORM PRODUCTS COMPANY, INC., as Company Representative

By:
Name:
Title:

Exhibit B-1

Schedule to Compliance Certificate

Dated as of ___________________1

A.	Section 7.14.1 - Minimum Fixed Charge Coverage Ratio

1.	Consolidated Net Income	$_________________

2.	Plus (in each case to the extent deducted in determining such Consolidated Net Income for such period and without duplication):

(i)	Interest Expense (and, to the extent not reflected in Interest Expense, fees on indebtedness, including, without limitation, all bank and letter of credit fees and premiums, documentation fees, and all other fees and charges paid to Agent or Purchasers pursuant to any provision of the Note Purchase Agreement or any other Investment Document)	$_________________

(ii)	income tax expense (foreign, federal, state, and local, as applicable)	$_________________

(iii)	depreciation and amortization	$_________________

(iv)	any non-cash, non-recurring losses or expenses (minus any such non-cash, non-recurring gains or income) except to the extent representing a reserve or accrual for cash expenses in a future period.	$_________________

(v)	transaction fees, costs and expenses incurred (whether prior to, on or following the Closing Date) in connection with the Note Purchase Agreement and the Related Transactions consummated on or prior to the Closing Date up to an aggregate amount of $2,000,000	$_________________

(vi)	noncash unrealized hedging losses (or minus gains)	$_________________

(vii)	non-cash charges (except to the extent representing a reserve or accrual for cash expenses in another period) with respect to goodwill, asset and other impairment charges, losses on early extinguishment of debt and write-downs of deferred financing fees, costs and expenses	$_________________

1 The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Note Purchase Agreement.

Exhibit B-2

(viii)	any non-cash costs or expenses incurred by the Companies or any of their Subsidiaries in connection with any stock option plan	$_________________

(ix)	other extraordinary, unusual or otherwise non-recurring charges approved by Agent	$_________________

(x)	expenses (A) which were reimbursed in cash by a third Person during the same period pursuant to an indemnity, guaranty or business interruption insurance policy in favor of the Companies or their Subsidiaries, (B) for which indemnification is provided pursuant to any acquisition agreement or purchase agreement in connection with a Permitted Acquisition, or (C) arising from losses incurred during such period to the extent covered by liability or business interruption insurance for which a related insurance recovery is not recorded in accordance with GAAP, in the case of each of clause (A), (B) and (C), to the extent such reimbursed, indemnification, or insurance amounts, as applicable, are actually received by the Companies or any of their Subsidiaries during the same period in which such expenses were incurred and expensed, and, with respect to amounts received in respect of business interruption insurance, only up to an aggregate amount of $500,000 during any twelve-month period	$_________________

(xi)	board of directors or managers fees and reimbursement of actual out-of-pocket costs and expenses incurred in connection with attending board of directors or managers meetings	$_________________

(xii)	costs and expenses paid to Sponsor and its Affiliates for such period to the extent permitted under Sections 7.4(i) and 7.4(j) of the Note Purchase Agreement	$_________________

(xiii)	transaction-related fees, costs and expenses incurred in connection with amendments to the Note Purchase Agreement, the other Investment Documents and documents related to Hedging Obligations permitted hereunder, in each case as disclosed to Agent	$_________________

Exhibit B-3

(xiv)	any non-cash charges, expenses or negative adjustments (or minus non-cash gains or positive adjustments) relating to any adjustments arising by reason of the application of certain accounting principals with respect to ASC 805 (relating to changes in accounting for earn-out obligations)	$_________________

(xv)	any non-cash charges, expenses or negative adjustments (or minus non-cash gains or positive adjustments) relating to purchase accounting or any adjustments related thereto, in each case in accordance with GAAP	$_________________

(xvi)	transaction fees, costs and expenses paid to Sponsor or its Affiliates on the Closing Date in connection with the Related Transactions in an aggregate amount not in excess of $750,000	$_________________

(xvii)	any non-recurring third party transaction fees, costs and expenses related to Permitted Acquisitions, not to exceed $300,000 per Permitted Acquisition, or such higher amount as is approved by Agent in its reasonable discretion	$_________________

(xviii)	any fees, costs and expenses relating to recruiting or hiring, not to exceed (A) $400,000 in any consecutive twelve month period or (B) $750,000 in the aggregate during the term of the Note Purchase Agreement	$_________________

(xix)	transition-related fees, costs and expenses incurred on or prior to the date twelve months after the Closing Date in an aggregate amount not to exceed $300,000	$_________________

3.	Total (EBITDA)	$_________________

4.	all income taxes paid or payable in case and tax distributions described in Section 7.4 of the Note Purchase Agreement	$_________________

5.	all Unfinanced Capital Expenditures	$_________________

6.	management fees paid in cash to Sponsor and its Affiliates	$_________________

Exhibit B-4

7.	Sum of (4), (5) and (6)	$_________________

8.	Remainder of (3) minus (7)	$_________________

9.	Interest Expense accrued for such Computation Period and paid or payable in cash at any time by Holdings, the Companies and the Subsidiaries (excluding in all instances any interest paid in kind)	$_________________

10.	scheduled payments of principal of Debt (including the Obligations and Permitted Seller Debt, but excluding any revolving credit Debt and Permitted Earn-Outs and excluding, for the avoidance of doubt, any mandatory prepayments under Section 2.3 of the Note Purchase Agreement	$_________________

11.	Sum of (9) and (10)	$_________________

12.	Ratio of (8) to (11)	____ to 1

13.	Minimum Required	____ to 1

B.	Section 7.14.4 – Maximum Total Debt to Adjusted EBITDA Ratio

1.	Total Debt	$_________________

2.	Adjusted EBITDA (from Item A(3) above [, plus Pro Forma EBITDA totaling $______ in the aggregate for all applicable Permitted Acquisitions in such period (comprising of Pro Forma EBITDA in the following individual amounts with respect to the following individual Permitted Acquisitions (x) _______, $________, (y) _______, $________ and (z) _______, $________)])	$_________________

3.	Ratio of (1) to (2)	____ to 1

4.	Maximum allowed	____ to 1

Exhibit B-5

Exhibit C

Form of Note

SENIOR SECURED NOTE

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION.

POLYFORM PRODUCTS COMPANY, INC.

SENIOR SECURED NOTE

$[__________]	[_________], 2018

FOR VALUE RECEIVED, the undersigned, together with each other Person who, with the consent of Agent and Company Representative, joins in the execution of the Note Purchase Agreement (as defined below) and agrees to be bound as a Company thereby (collectively, the “Companies”) hereby promise to pay Polyform Strategic Capital Debtco, LLC, a Delaware limited liability company, or any registered assigns (collectively, the “Holder”), the principal amount of [______________] ($[________]), together with all premium, if any, accrued interest and other amounts owing from time to time hereunder, on the dates set forth in the Note Purchase Agreement (as defined below).

Each Company further promises to pay interest on the unpaid principal balance of this Note from the date hereof until the date on which this Note is paid in full in accordance with the provisions of the Note Purchase Agreement, payable at the rate(s) and at the time(s) set forth in the Note Purchase Agreement.

This Senior Secured Note (this “Note”) is a “Senior Secured Note” referred to in, and being issued in connection with the consummation of the transactions contemplated by, that certain Note Purchase Agreement dated as of February 7, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among inter alios, Polyform Products Company, Inc., a Delaware corporation, as Company Representative, the Purchasers (including the Holder) party thereto from time to time and Agent. Unless otherwise indicated, all capitalized terms used and not otherwise defined in this Note have the respective meanings ascribed to them in the Note Purchase Agreement.

Exhibit C-1

The Holder is entitled to all of the rights and benefits of a “Purchaser” under the Note Purchase Agreement, the Collateral Documents and the other Investment Documents. If an Event of Default shall occur and be continuing, the unpaid principal balance of this Note, together with all premium, if any, accrued and unpaid interest on and other amounts owing under this Note, and the other Obligations may be declared to be or shall become, as the case may be, immediately due and payable, upon the terms set forth in the Note Purchase Agreement. The payment and performance of this Note is secured and guarantied as set forth in the Note Purchase Agreement and the Collateral Documents.

All principal, premium, interest and other amounts to be paid under this Note shall be made by payment to the Holder on the date when due in lawful money of the United States of America in immediately available funds pursuant to wire instructions heretofore provided by the Holder to the Company Representative (or such other place of payment as the Holder may designate in writing) in accordance with the terms of the Note Purchase Agreement. All such payments shall be made without any deduction whatsoever, including any deduction for set-off, recoupment, counterclaim or taxes.

Each Company hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor, and all other notices of any kind whatsoever to which such Company may be entitled under applicable law or otherwise, except for notices to which such Company is expressly entitled under this Note. The failure of the holder hereof to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance.

This Note shall be binding upon each Company, its successors and permitted assigns, and shall inure to the benefit of the Purchaser, its successors and permitted assigns.

This Note is a contract made under and governed by, and shall be construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws principles.

[Signature Page Follows]

Exhibit C-2

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered by its duly authorized representative on the date first above written.

POLYFORM PRODUCTS COMPANY, INC.

By:
Name:
Title:

Exhibit C-3

Exhibit D

Form of Excess Cash Flow Certificate

Date: ______________201__

Please refer to the Note Purchase Agreement dated as of February 7, 2018 (as amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”) among Polyform Product Company, Inc., a Delaware corporation (“Polyform”; together with each other Person that from time to time becomes a borrower thereunder pursuant to the terms thereof, referred to herein individually as a “Company” and collectively as the “Companies”), Polyform, as Company Representative, the purchasers party thereto from time to time, as Purchasers, and Polyform Strategic Capital Debtco, LLC, as administrative agent (“Agent”). This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent and Purchasers pursuant to the terms of the Note Purchase Agreement. Terms used but not otherwise defined herein are used herein as defined in the Note Purchase Agreement.

The officer executing this Certificate is chief financial officer of Company Representative and as such is duly authorized to execute and deliver this Certificate on behalf of the Companies. By executing this Certificate such officer hereby certifies to Agent and Purchasers that:

(a)          set forth on Schedule 1 attached hereto is a correct calculation of Excess Cash Flow for the Fiscal Year ended [December 31], 20[ ] and a correct calculation of the required prepayment of

(b)          Schedule 1 attached hereto is based on the audited financial statements which have been delivered to Agent in accordance with Section 6.1.1 of the Note Purchase Agreement.

IN WITNESS WHEREOF, Company Representative has caused this Certificate to be executed by its officer thereunto duly authorized on _______, _______.

POLYFORM PRODUCTS COMPANY, INC. as Company Representative

By:
Name:
Title:

Exhibit D-1

Schedule 1
to
Excess Cash Flow Certificate2

EBITDA (from item A(3) of Exhibit B)	$_________________

Plus: Decrease in Adjusted Working Capital	$_________________

Less (without duplication and, in each case, only to the extent not funded with the proceeds of equity issuances or debt):

(i)	scheduled repayments of principal of other Debt of the Companies and their respective Subsidiaries (in respect of Debt permitted in accordance with Section 7.1 of the Note Purchase Agreement)	$_________________

(ii)	cash payments made in such period with respect to Unfinanced Capital Expenditures	$_________________

(iii)	all federal, state, local and foreign income taxes paid in cash or accrued by the Companies and their Subsidiaries, or tax distributions paid by the Company to Holdings permitted under Section 7.4 of the Note Purchase Agreement (but excluding any such payment to the extent an accrual therefor was deducted in the determination of Excess Cash Flow for a prior period), during such period, net of any federal, state, local or foreign income tax refunds received in cash by the Companies and their respective Subsidiaries in such period	$_________________

(iv)	all Interest Expense in respect of Debt permitted in accordance with Section 7.1 of the Note Purchase Agreement (and only to the extent added to EBITDA in the calculation thereof for the equivalent period, all other fees on indebtedness, including, without limitation, all bank and letter of credit fees and premiums, documentation fees, and all other fees and charges paid to Agent or the Purchasers pursuant to any provision of the Note Purchase Agreement or any other Investment Document) paid in cash by the Companies and their respective Subsidiaries during such period	$_________________

2 The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Note Purchase Agreement.

Exhibit D-2

(v)	management fees and expenses paid in cash to Sponsor and its Affiliates during such period to the extent permitted under Section 7.4(h), (i) and (j) of the Note Purchase Agreement	$_________________

(vi)	to the extent not financed with Debt or equity, all cash consideration paid in respect of Permitted Acquisitions and all amounts loan or contributed a Note Party to fund permitted Investments pursuant to clause (r) of Section 7.11 of the Note Purchase Agreement, in each case, together with costs, fees and expenses incurred in connection therewith	$_________________

(vii)	all payments in respect of Permitted Earn-Outs in accordance with terms hereof paid in cash (or with respect to Permitted Earn-Outs that have been fully earned and are payable at a future date, that are so payable) by the Note Parties in connection with Permitted Acquisitions to the extent permitted pursuant to Section 7.4 of the Note Purchase Agreement (excluding the amount of any payments in respect of Permitted Earn-Outs paid in cash to the extent a deduction from EBITDA in the determination of Excess Cash Flow was made in any prior period as a result of the first parenthetical contained in this clause (vii))	$_________________

(viii)	any net increase in Adjusted Working Capital during such period	$_________________

(ix)	to the extent added to EBITDA in the calculation thereof for the equivalent period, any fees, costs, expenses, or non-recurring charges paid in cash to third parties in connection with any acquisition, disposition, equity issuance or incurrence of Debt or other indebtedness permitted by the Note Purchase Agreement (in each case whether or not successful)	$_________________

(x)	to the extent added to EBITDA in the calculation thereof for the equivalent period, any loss from unusual, non-recurring, non-cash or extraordinary (as defined in GAAP prior to the effectiveness of FASB ASU 2015-01) items	$_________________

Exhibit D-3

(xi)	to the extent added to EBITDA in the calculation thereof for the equivalent period, any aggregate net loss on the disposition of property (other than Accounts and Inventory) outside of the ordinary course of business	$_________________

(xii)	to the extent added to Consolidated Net Income in the determination of EBITDA for such period, all other fees, charges, costs or expenses paid in cash during such period	$_________________

Excess Cash Flow	$_________________

Prepayment percentage	[50%/25%]

Gross prepayment amount	$_________________

Net prepayment amount	$_________________

Exhibit D-4

Any decrease (increase) in Adjusted Working Capital during a period of measurement shall, for the purposes of the calculation of Excess Cash Flow, mean the following:

	Beg. of Period	End of Period

Consolidated current assets	$_________________	$_________________

Less: cash	$_________________	$_________________

cash equivalents	$_________________	$_________________

Plus:

Adjusted current assets	$_________________	$_________________

Consolidated current liabilities:	$_________________	$_________________

Less: short-term Debt (including current maturities of long-term Debt)	$_________________	$_________________

Adjusted current liabilities	$_________________	$_________________

Adjusted Working Capital (adjusted consolidated current assets minus adjusted consolidated current liabilities)	$_________________	$_________________

Decrease (Increase) in Adjusted Working Capital (beginning of period minus end of period Adjusted Working Capital)		$_________________

Exhibit D-5